As filed with the Securities and Exchange Commission on June 12, 2002
                                                     Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                             SYNOVUS FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)
                           -------------------------------

         GEORGIA                            6022                   58-1134883
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code Number)   Identification
                                                                     Number)
                          SUITE 301, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-4751
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     KATHLEEN MOATES, SENIOR VICE PRESIDENT
                        AND SENIOR DEPUTY GENERAL COUNSEL
                             SYNOVUS FINANCIAL CORP.
                          SUITE 202, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-4818
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          -------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------

                                                               Proposed
          Title Of Each Class                                   Maximum        Proposed Maximum       Amount of
           Of Securities to                 Amount To Be     Offering Price        Aggregate         Registration
             Be Registered                   Registered         Per Share       Offering Price           Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share    3,412,300<f1>           <f2>              <f2>             $7,444<f3>
Common Stock Rights(4)                     3,412,300<f4>           <f4>              <f4>                   <f4>
--------------------------------------------------------------------------------------------------------------------

<f1> This amount is based upon the maximum number of shares of Synovus common stock anticipated to be issued upon the merger of Community Financial Group, Inc. with and into Synovus Financial Corp.
<f2> Not applicable.
<f3> Determined pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based upon the average of the high ($24.04) and low ($23.38) sales price of common stock of Community Financial Group, Inc. on June 7, 2002 as reported on the Nasdaq National Market.
<f4> The Common Stock Rights are attached to and trade with the common stock of
     Synovus Financial Corp. The value, if any, attributable to the Common Stock Rights is reflected in the market price of the common stock of Synovus Financial Corp.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         COMMUNITY FINANCIAL GROUP, INC.
                                401 Church Street
                                    Suite 200
                           Nashville, Tennessee 37219

                         SPECIAL MEETING OF SHAREHOLDERS

         You are cordially invited to attend a special meeting of shareholders of Community Financial Group, Inc. to be held at the Nashville City Club, 20th Floor, SunTrust Bank Building, 201 4th Avenue, North, Nashville, Tennessee 37219, on ____________________________, at ____ p.m. local time.

         At the special meeting you will be asked to vote upon a proposal to approve the acquisition of Community Financial by Synovus Financial Corp. by means of the merger of Community Financial with and into Synovus. Community Financial's subsidiary, The Bank of Nashville, will continue to operate as a separately chartered subsidiary of Synovus following the proposed merger.

         In the merger, each share of Community Financial common stock will be converted into between .860 and .969 shares of Synovus common stock, with the exact exchange ratio to be determined based on the price of Synovus common stock over a 15-day measurement period ending immediately prior to the effective date of the merger. Because the price of Synovus common stock fluctuates, the value of the securities you will receive will fluctuate on a day-to-day basis. Shareholders of Community Financial generally will not recognize a gain or a loss for tax purposes in connection with the conversion of their shares of Community Financial common stock into Synovus common stock.

         Synovus common stock is traded on the New York Stock Exchange and Synovus has registered 3,412,300 shares of its common stock for issuance in connection with the merger.

         Community Financial has received from its financial advisor, Trident Securities, an opinion that the terms of the transaction are fair from a financial point of view to the shareholders of Community Financial.

         The merger cannot be completed unless holders of a majority of the outstanding shares of Community Financial common stock approve it. The board of directors urges you to consider the enclosed material carefully and recommends that you vote "FOR" approval of the merger.

         Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the merger.

         On behalf of the Board of Directors of Community Financial, we urge you to vote "FOR" the merger.


                                       J. Hunter Atkins
                                       President and Chief Executive Officer
                                       Community Financial Group, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of this proxy statement/prospectus is __________, 2002, and it is first being mailed to the shareholders of Community Financial on or about __________, 2002.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about Synovus and Community Financial from documents that are not included in or delivered with this document. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Synovus Financial Corp.                          Community Financial Group, Inc.
901 Front Avenue, Suite 301                      401 Church Street
Columbus, Georgia 31901                          Suite 200
Attn:  G. Sanders Griffith, III                  Nashville, Tennessee 37219
Senior Executive Vice President,                 Attn: Attilio F. Galli
General Counsel & Secretary                      Chief Financial Officer
Telephone: (706) 649-2267                        Telephone: (615) 271-2010


         If you would like to request documents, please do so by ___________, 2002 in order to receive them before the special meeting.

         Please see "Where You Can Find More Information" on page 43 for further information.

                         COMMUNITY FINANCIAL GROUP, INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        To be held on ____________, 2002

To Our Shareholders:

         Notice is hereby given that a special meeting of the shareholders of Community Financial Group, Inc. will be held at the Nashville City Club, 20th Floor, SunTrust Bank Building, 201 4th Avenue, North, Nashville, Tennessee 37219, on ________, ___________, 2002, at ____ p.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of April 29, 2002, between Synovus Financial Corp. and Community Financial Group, Inc. Under the terms of this merger agreement, Community Financial Group, Inc. will be merged with and into Synovus, and Community Financial Group, Inc. shareholders will receive shares of Synovus common stock, as more fully described in the accompanying proxy statement/prospectus dated __________, 2002.

2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

         Only shareholders of record on __________, 2002 are entitled to receive notice of the special meeting and to vote at the special meeting.

         The merger is described in the accompanying proxy statement/prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix "A" to the accompanying proxy statement/prospectus.


                                         By Order of the Board of Directors



                                         J. Hunter Atkins
                                         President and Chief Executive Officer

Nashville, Tennessee

__________, 2002

         Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.

         The Board of Directors of Community Financial Group, Inc. Unanimously Recommends that You Vote in Favor of the Merger.

              Do Not Send Stock Certificates With Your Proxy Card.

                                TABLE OF CONTENTS

Caption                                                                                                      Page
--------                                                                                                     -----
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1
WHO CAN HELP ANSWER YOUR QUESTIONS................................................................................2
SUMMARY...........................................................................................................3
   The Companies..................................................................................................3
   The Merger.....................................................................................................3
   Community Financial's Reasons for the Merger...................................................................3
   Opinion of Financial Advisor...................................................................................4
   Community Financial Special Shareholders' Meeting..............................................................4
   Conditions to the Merger.......................................................................................4
   Accounting Treatment ..........................................................................................5
   Tax Opinion....................................................................................................5
   Effective Date of Merger.......................................................................................5
   Dissenters' Rights.............................................................................................5
   Interests of Certain Persons in the Merger.....................................................................5
   Termination of the Merger Agreement............................................................................5
   No Solicitation................................................................................................6
   Effect of Merger on Rights of Community Financial Shareholders.................................................6
   Comparative Market Price Information and Dividends.............................................................6
UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA.......................................................7
THE SPECIAL MEETING..............................................................................................12
   Date, Time and Place..........................................................................................12
   Matters to Be Considered at the Special Meeting...............................................................12
   Record Date; Stock Entitled to Vote; Quorum...................................................................12
   Vote Required.................................................................................................12
   Stock Ownership of Community Financial Directors and Executive Officers.......................................12
   Voting of Proxies.............................................................................................12
   Revoking Proxies..............................................................................................13
   Proxy Solicitation............................................................................................13
   Recommendation of the Community Financial Board...............................................................14
THE MERGER.......................................................................................................14
   Terms of the Merger...........................................................................................14
   Background of the Merger......................................................................................16
   Recommendation of Community Financial Board and Reasons for the Merger........................................16
   Opinion of Community Financial Financial Advisor..............................................................17
   Conditions to the Merger......................................................................................22
   No Solicitation...............................................................................................24
   Conduct of Business of Community Financial Pending the Merger.................................................24
   Regulatory Approvals..........................................................................................25
   Waiver and Amendment..........................................................................................25
   Termination and Termination Fee...............................................................................25
   Interests of Community Financial's Directors and Officers in the Merger.......................................26
   Employee Benefits.............................................................................................26
   Tax Opinion...................................................................................................27
   Accounting Treatment..........................................................................................27
   Expenses......................................................................................................28
   New York Stock Exchange Listing...............................................................................28
   Resales of Synovus Common Stock...............................................................................28

                                       i

DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
COMMUNITY FINANCIAL SHAREHOLDERS.................................................................................28
   Synovus Common Stock..........................................................................................29
   Community Financial Capital Stock.............................................................................34
DISSENTERS' RIGHTS...............................................................................................36
DESCRIPTION OF SYNOVUS...........................................................................................36
   Business......................................................................................................36
   Management and Additional Information.........................................................................36
   Recent Developments...........................................................................................37
DESCRIPTION OF COMMUNITY FINANCIAL...............................................................................37
   Business......................................................................................................37
   Management and Additional Information.........................................................................37
REGULATORY MATTERS...............................................................................................37
   General.......................................................................................................37
   Dividends.....................................................................................................37
   Capital Requirements..........................................................................................38
   Commitments to Subsidiary Banks...............................................................................39
   Prompt Corrective Action......................................................................................40
   Safety and Soundness Standards................................................................................41
   Depositor Preference Statute..................................................................................41
   Gramm-Leach-Bliley Act........................................................................................41
LEGAL MATTERS....................................................................................................42
EXPERTS..........................................................................................................42
OTHER MATTERS....................................................................................................42
SHAREHOLDER PROPOSALS............................................................................................42
WHERE YOU CAN FIND MORE INFORMATION..............................................................................43
FORWARD-LOOKING STATEMENTS.......................................................................................44
PRO FORMA FINANCIAL INFORMATION..................................................................................45


APPENDIX A     Agreement and Plan of Merger.....................................................................A-1
APPENDIX B     Fairness Opinion of Trident Securities...........................................................B-1
APPENDIX C     Tax Opinion of KPMG LLP..........................................................................C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       Why is the merger being proposed?

A: Community Financial's board of directors believes the merger is in the best interests of Community Financial and will provide significant benefits to its shareholders. Synovus' board of directors believes that the acquisition of Community Financial will offer Synovus the opportunity to expand its banking operations into an additional attractive banking market, the state of Tennessee. To review the background and reasons for the merger in greater detail, see pages 16 and 17.

Q:       What will I receive in the merger?

A: Community Financial shareholders will receive between .860 and .969 shares of Synovus common stock for each share of Community Financial common stock they hold, with the exact exchange ratio to be determined based on the price of Synovus common stock over a 15-day measurement period ending immediately prior to the effective date of the merger. Because the market price of Synovus common stock fluctuates, the value of securities you will receive will fluctuate on a day-to-day basis.

         Synovus will not issue fractional shares in the merger. Instead, Community Financial shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive, based upon the closing price of Synovus common stock on the fifth business day prior to the effective date of the merger.

Q:       What happens as the market price of Synovus common stock fluctuates?

A: The exchange ratio floats when the market price of Synovus stock is between $26.83 and $30.25 per share. Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the merger.

Q:       When is the merger expected to be completed?

A:       We expect to complete the merger in the third quarter of 2002.

Q: What am I being asked to vote upon and what is the required shareholder vote?

A: You are being asked to approve the merger of Community Financial into Synovus. Approval of the proposal requires the affirmative vote of holders of a majority of the shares of outstanding common stock of Community Financial. Community Financial's board of directors encourages you to vote at the special meeting. The Community Financial board of directors has unanimously approved and adopted the merger agreement and recommends that Community Financial shareholders vote FOR the approval of the merger.

Q:       What should I do now?

A: You should read this document carefully and determine whether you desire to vote for approval of the merger.

Q:       Should I send in my stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your Community Financial common stock certificates for Synovus common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                         Community Financial Group, Inc.
                                401 Church Street
                                    Suite 200
                           Nashville, Tennessee 37219
                             Attn: Attilio F. Galli
                             Chief Financial Officer
                            Telephone: (615) 271-2010

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement.

The Companies (pages 36 and 37)

Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
(706) 649-4751

         Synovus Financial Corp., a Georgia corporation, is a financial services company whose stock is traded on the New York Stock Exchange under the symbol "SNV." Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956 and became a financial holding company in April 2000. As of March 31, 2002, Synovus had total assets of approximately $16.7 billion, total deposits of $12.5 billion, shareholders' equity of $1.7 billion and net loans of $12.7 billion. Synovus and its 38 commercial banking affiliates presently provide banking services at approximately 253 offices located in Georgia, Alabama, Florida and South Carolina. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 81.1% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, stored value, commercial and retail cards whose stock is traded on the New York Stock Exchange.

Community Financial Group, Inc.
401 Church Street
Suite 200
Nashville, Tennessee 37219
Telephone: (615) 271-2000

         Community Financial Group is registered as a bank holding company under the Bank Holding Company Act. As of March 31, 2002, Community Financial had total assets of $491 million, total deposits of $358 million, shareholders' equity of $38 million and net loans and leases of $341 million. Community Financial has one banking subsidiary, The Bank of Nashville, Nashville, Tennessee, which provides services through five offices.

The Merger (page 14)

         If the merger is approved by Community Financial's shareholders, Community Financial will be merged with and into Synovus, and Community Financial's banking subsidiary, through which it operates, will become a wholly owned subsidiary of Synovus. In addition, Community Financial's indirect subsidiaries, through which it offers equipment leasing and title agency services, will become indirect subsidiaries of Synovus. The merger requires the approval of the holders of a majority of the Community Financial common stock outstanding on the record date. The directors and executive officers of Community Financial together own about ____% of the shares entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger.

         We have attached the merger agreement as Appendix "A" to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Community Financial's Reasons for the Merger (page 16)

         In reaching its decision to approve and recommend approval of the merger agreement, the Community Financial board of directors considered a number of factors, including the following:

     * the value of the consideration to be received by Community Financial shareholders relative to the book value and earnings per share of Community Financial common stock;

     * information concerning the financial condition, results of operations and business prospects of Synovus;

     * the fact that, following the merger, The Bank of Nashville would continue to operate under its existing name and management team;

     * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

     * the alternatives to the merger, including remaining an independent institution;

     * the competitive and regulatory environment for financial institutions generally;

     * the fact that the merger will enable Community Financial shareholders to exchange their shares of Community Financial common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     * the opinion of Trident Securities that the exchange ratio in the merger is fair, from a financial point of view, to the shareholders of Community Financial.

Opinion of Financial Advisor (page 17)

         Community Financial asked its financial advisor, Trident Securities, for advice on the fairness, from a financial point of view, of the exchange ratio in the merger to Community Financial's shareholders. Trident Securities has delivered its written opinion to the Community Financial board that as of April 29, 2002, the date the Community Financial board approved the merger agreement, the exchange ratio was fair, from a financial point of view, to the shareholders of Community Financial. The opinion is attached Appendix "B" to this proxy statement/prospectus. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Trident Securities. Trident Securities' opinion is addressed to the Community Financial board and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger.

Community Financial Special Shareholders' Meeting (page 6)

         The special meeting will be held at the Nashville City Club, 20th Floor, SunTrust Bank Building, 201 4th Avenue, North, Nashville, Tennessee 37219 on ___________, 2002, at ____ p.m. local time.

Conditions to the Merger (page 22)

         Consummation of the merger is subject to various conditions, including:

     *    receipt of Community Financial shareholder approval;

     *    receipt of the necessary regulatory approvals;

     *    receipt of an opinion from KPMG regarding tax aspects of the merger;
          and

     *    satisfaction of other customary closing conditions.

         The regulatory approvals necessary to consummate the merger and the other transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the Tennessee Department of Financial Institutions. The merger has not yet been approved by any of the foregoing agencies.

Accounting Treatment  (page 27)

         The merger will be accounted for as a purchase for financial reporting purposes.

Tax Opinion (page 27)

         The merger is structured so that Community Financial shareholders generally will not recognize gain or loss for federal income tax purposes for the whole shares of Synovus common stock they receive in the merger. KPMG has issued an opinion to this effect, which is attached to this document as Appendix "C." Community Financial shareholders will be taxed on cash received instead of any fractional share of Synovus common stock. Tax matters are complicated, and tax results may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

Effective Date of Merger (page 14)

         The merger will become effective when all of the conditions to the merger have been satisfied and Articles of Merger are filed with the Tennessee Secretary of State and the Georgia Secretary of State. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the third quarter of 2002. There can be no assurances, however, as to whether or when the merger will occur.

Dissenters' Rights (page 36)

         Under Tennessee law, Community Financial shareholders will not have dissenters' rights with respect to the merger, meaning that you will have no right to dissent from the merger and receive a cash payment for the fair value of your Community Financial shares.

Interests of Certain Persons in the Merger (page 26)

         Certain executive officers of Community Financial have interests in the merger that are different from your interests. J. Hunter Atkins, President and Chief Executive Officer of Community Financial, will enter into an employment agreement with Synovus providing for his continued employment as the President and Chief Executive Officer of The Bank of Nashville for a period of five years following the merger. In addition, Synovus will assume the obligations of Community Financial under its current employment agreement with Attilio F. Galli, Executive Vice President and Chief Financial Officer of Community Financial, providing for his employment as Chief Financial Officer of The Bank of Nashville through March 1, 2003. The employment agreement automatically renews for successive one year terms unless terminated by either party at least 30 days prior to the expiration of any term. The Board of Directors of Community Financial was aware of these interests and took them into account in approving the merger agreement.

Termination of the Merger Agreement (page 25)

         Either Community Financial or Synovus may terminate the merger agreement under the following circumstances, among others:


     *    the mutual consent of Synovus and Community Financial;

     * the merger is not completed before October 31, 2002, unless the failure to consummate by this time is due to a breach of the merger agreement by the party seeking to terminate; or

     * failure of any of the conditions set forth in the merger agreement unless the failure is due to a breach of the merger agreement by the party seeking to terminate.

         Also, Community Financial may terminate the merger agreement if the closing price of Synovus common stock decreases by more than 15% from $26.83 and such decrease as measured from April 26, 2002 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks. Synovus may terminate the merger agreement if the closing price of Synovus common stock exceeds $30.25 by 15% or more and such percentage increase, as measured from the first date the closing price of Synovus common stock on the NYSE exceeds $30.25, exceeds the change in the aggregate closing price per share of the same index of Southeastern Bank Holding Company stocks.


No Solicitation (page 24)

         Community Financial has agreed that until the completion of the merger, Community Financial will not directly or indirectly take any specified actions with respect to any acquisition proposal. However, notwithstanding these restrictions, Community Financial may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals.

Effect of Merger on Rights of Community Financial Shareholders (page 28)

         Community Financial is a Tennessee corporation and, therefore, the rights of shareholders of Community Financial currently are determined by reference to the Tennessee Business Corporation Act and Community Financial's Charter and bylaws. At the effective time of the merger, shareholders of Community Financial will become shareholders of Synovus, which is a Georgia corporation. As a result, their rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus' Articles of Incorporation and bylaws and Community Financial's Charter and bylaws.

Comparative Market Price Information and Dividends

         Synovus common stock is listed on the NYSE under the symbol "SNV" and Community Financial common stock is included on the Nasdaq National Market under the symbol "CFGI." The table below shows the high and low closing prices of Synovus common stock and Community Financial common stock and cash dividends declared per share for the last two fiscal years plus the interim period.

                                    Synovus                      Community Financial
                                    -------                      -------------------
                                                     Cash                               Cash
                               High     Low      Dividend       High         Low     Dividend
                               ----     ---      --------       ----         ---     --------
Quarter Ended
   March 31, 2002             $31.74    $24.75     $.1475      $18.74       $15.10    $.17
Quarter Ended
   March 31, 2001              28.31     24.04      .1275       13.88        12.00     .17
   June 30, 2001               31.77     26.00      .1275       14.10        13.25     .17
   September 30, 2001          34.45     24.63      .1275       15.00        13.56     .17
   December 31, 2001           28.00     23.02      .1275       15.75        13.72     .17
For year 2001                  34.45     23.02      .5100       15.75        12.00     .68
Quarter Ended
   March 31, 2000              19.19     14.50      .1100       14.13        11.63     .17
   June 30, 2000               20.94     17.56      .1100       13.75        12.88     .17
   September 30, 2000          21.44     17.94      .1100       13.50        11.63     .17
   December 31, 2000           27.19     19.31      .1100       12.69        10.13     .17
For year 2000                  27.19     14.50      .4400       14.13        10.13     .68

         The table below shows the closing prices of Synovus common stock and Community Financial common stock on April 29, 2002, the last full trading day before public announcement of the proposed merger, and on ________, 2002.

                                        April 29, 2002        ________, 2002
                                        --------------                ------
Synovus                                       $26.50                $_____
Community Financial                           18.46                  ______

           UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

         The following tables show summary historical financial data for Synovus and Community Financial and also show similar information reflecting the merger of Synovus and Community Financial (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, it was assumed that Synovus and Community Financial had been merged throughout those periods. The pro forma financial information does not include the effects of recently completed or other pending immaterial acquisitions by Synovus. The following tables show information about Synovus and Community Financial's net income per diluted share, dividends per share and book value per share, and similar pro forma information.

         The tables present unaudited pro forma combined financial information for Synovus and Community Financial that has been prepared to provide information regarding the possible financial results of the combined company had the merger already taken place at the beginning of each fiscal period described therein. This information is known as "pro forma" information and has been prepared by considering certain historical information about Synovus and Community Financial together. The information listed as "pro forma equivalent" for Community Financial was computed by multiplying the pro forma amounts by either the maximum exchange ratio of .969 shares of Synovus common stock or the minimum exchange ratio of .860 shares of Synovus common stock. This information reflects the fact that Community Financial shareholders will receive less than one share of Synovus common stock for each share of Community Financial common stock they own before the merger.

         The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Synovus and Community Financial under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how Synovus and Community Financial would actually have performed had the companies been combined throughout these periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included.

         The information in the following tables was derived from historical financial information contained in annual and quarterly reports and other information Synovus and Community Financial have filed with the SEC. When you read the summary financial information provided in the following tables, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus and Community Financial have filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page 43.

                     [Rest of page intentionally left blank]

                             MAXIMUM EXCHANGE RATIO

The following table reflects the issuance of 2,983,270 shares of Synovus common stock pursuant to the maximum exchange ratio of .969 shares of Synovus common stock for each share of Community Financial common stock currently outstanding.



                                                                             Three Months
                                                                                Ended              Year Ended
                                                                            March 31, 2002       December 31, 2001
                                                                            --------------       -----------------
                                                                             (Unaudited)         (Unaudited except
                                                                                                   Synovus and
                                                                                                CFGI historical)

Net Income per Common Share - Basic
Historical:
         Synovus                                                             $    0.28              $    1.07
         CFGI                                                                     0.31                   1.02
Pro forma combined                                                                0.28                   1.07
Pro forma equivalent per CFGI common share <f1>                                   0.27                   1.04

Net Income per Common Share - Diluted
Historical:
         Synovus                                                             $    0.28              $    1.05
         CFGI                                                                     0.31                   1.02
Pro forma combined                                                                0.27                   1.05
Pro forma equivalent per CFGI common share <f1>                                   0.26                   1.02

Cash Dividends Declared per Common Share
Historical:
         Synovus                                                             $    0.15              $    0.51
         CFGI                                                                     0.17                   0.68
Pro forma equivalent per CFGI common share <f2>                                   0.14                   0.49

Book Values per Common Share at Period End
Historical:
         Synovus                                                             $    5.85              $    5.75
         CFGI                                                                    12.46                  12.55
Pro forma combined                                                                6.08                   5.97
Pro forma equivalent per CFGI common share <f1>                                   5.89                   5.78


------------------------------------------------------------------------

<f1>Determined by multiplying the pro forma combined amounts by the maximum exchange ratio of .969:1.
<f2>Determined by multiplying the Synovus historical
    cash dividends declared per share by the maximum exchange ratio of .969:1.

                             MINIMUM EXCHANGE RATIO

The following table reflects the issuance of 2,647,691 shares of Synovus common stock pursuant to the minimum exchange ratio of .860 shares of Synovus common stock for each share of Community Financial common stock currently outstanding.

                                                                       Three Months                   Year Ended
                                                                           Ended                     December 31,
                                                                      March 31, 2002                     2001
                                                                  ------------------------       ---------------------
                                                                        (Unaudited)               (Unaudited except
                                                                                                     Synovus and
                                                                                                   CFGI historical)
Net Income per Common Share - Basic
Historical:
         Synovus                                                        $     0.28                   $    1.07
         CFGI                                                                 0.31                        1.02
Pro forma combined                                                            0.28                        1.07
Pro forma equivalent per CFGI common share <f1>                               0.24                        0.92

Net Income per Common Share - Diluted
Historical:
         Synovus                                                        $     0.28                   $    1.05
         CFGI                                                                 0.31                        1.02
Pro forma combined                                                            0.27                        1.05
Pro forma equivalent per CFGI common share <f1>                               0.23                        0.90

Cash Dividends Declared per Common Share
Historical:
         Synovus                                                        $     0.15                  $     0.51
         CFGI                                                                 0.17                        0.68
Pro forma equivalent per CFGI common share <f2>                               0.13                        0.44

Book Values per Common Share at Period End
Historical:
         Synovus                                                        $     5.85                  $     5.75
         CFGI                                                                12.46                       12.55
Pro forma combined                                                            6.05                        5.94
Pro forma equivalent per CFGI common share <f1>                               5.20                        5.11


-------------------------------------------------------------

<f1> Determined by multiplying the pro forma combined amounts by the minimum exchange ratio of .860:1.
<f2> Determined by multiplying the Synovus historical
     cash dividends declared per share by the minimum exchange ratio of .860:1.

                             SYNOVUS FINANCIAL CORP.
                             Selected Financial Data
                  (Dollars in thousands, except per share data)



                                        Three Months Ended
                                             March 31,

                                            (Unaudited)                                Years Ended December 31,
                                    ----------------------------  --------------------------------------------------------------
                                       2002            2001          2001            2000        1999       1998        1997
                                    ----------------------------  --------------------------------------------------------------
Income Statement Data:
Net interest income               $     172,617         146,413  $    629,791         562,332    513,294    455,065     425,920
Provision for losses on loans            13,109          10,987        51,673          44,341     34,007     26,882      32,485
Non-interest income                     289,298         285,580       937,697         833,513    739,765    582,213     501,412
Non-interest expense                    314,516         303,736     1,005,963         923,274    856,549    695,812     618,691
Net income                               82,752          71,885       311,616         262,557    225,307    196,465     170,829

Balance Sheet Data:
Investment securities             $   2,076,461       2,063,315  $  2,088,287       2,077,928  1,993,957  1,877,473   1,702,681
Loans, net of unearned income        12,698,763      11,155,864    12,417,917      10,751,887  9,068,239  7,603,605   6,752,154
Total assets                         16,725,734      15,178,638    16,657,947      14,908,092 12,547,001 10,811,592   9,530,541
Deposits                             12,451,008      11,487,328    12,146,198      11,161,710  9,440,087  8,797,412   7,928,211
Long-term debt                        1,114,742         884,971     1,052,943         840,859    318,620    131,802     131,492
Average total shareholders'
equity                                1,719,380       1,451,560     1,548,030       1,303,634  1,165,426  1,013,334     865,232
Average total assets                 16,522,858      14,792,026    15,375,004      13,466,385 11,438,696  9,827,925   9,067,237

Per Share Data:
Net income - basic                $        0.28            0.25  $       1.07            0.93       0.80       0.72        0.63
Net income - diluted                       0.28            0.25          1.05            0.92       0.80       0.71        0.63
Cash dividends declared                    0.15            0.13          0.51            0.44       0.36       0.29        0.24
Book value per share                       5.85            5.18          5.75            4.98       4.35       3.99        3.50

Ratios:
Return on assets <f1>                      2.03 %          1.97          2.03 %          1.95       1.97       2.00        1.88
Return on equity <f1>                     19.52           20.08         20.13           20.14      19.33      19.39       19.74
Dividend payout ratio <f2>                53.19           51.39         47.67           47.56      43.70      39.55       36.85
Average shareholders'
      equity to average assets            10.41            9.81         10.07            9.68      10.19      10.31        9.54


--------------------------------

<f1>Ratios for the three month periods have been annualized.
<f2>Determined by dividing dividends declared by net income, excluding pooled subsidiaries.

                         Community Financial Group, Inc.
                             Selected Financial Data
                  (Dollars in thousands, except per share data)





                                             Three Months Ended
                                                  March 31,
                                                 (Unaudited)                      Years Ended December 31,
                                           ------------------------    -----------------------------------------------------
                                              2002        2001            2001       2000        1999      1998      1997
                                           ------------------------    -----------------------------------------------------
    Income Statement Data:
    Net interest income                  $       3,923       3,844   $     16,654      14,356     11,922     8,556    7,304
    Provision for losses on loans and            1,080         255          2,216       1,256        106       128      100
    leases
    Non-interest income                          2,053         771          4,301       2,785      2,675     1,805    1,421
    Non-interest expense                         3,366       2,976         13,226      10,542      8,845     6,071    5,236
    Net income                                     962         851          3,326       3,257      3,501     2,581    2,058

    Balance Sheet Data:
    Investment securities                $     103,453      72,555   $    113,356      62,775     74,877    71,662   66,059
    Loans and leases, net of unearned
    income                                     346,398     278,737        339,937     270,568    205,511   152,675  122,749
    Total assets                               490,547     369,971        482,310     354,620    308,106   238,185  204,887
    Deposits                                   358,229     281,105        349,948     273,036    229,141   162,553  164,099
    Long-term debt                              89,000      41,685         89,000      36,236     29,500    14,500   14,500
    Average total shareholders' equity          38,929      42,421         40,724      43,205     49,200    27,313   22,846
    Average total assets                       478,122     367,330        436,795     324,738    269,137   209,501  190,766

    Per Share Data:
    Net income - basic                   $        0.31        0.25   $       1.02        0.90       0.86      1.08     0.93
    Net income - diluted                          0.31        0.25           1.02        0.90       0.85      0.78     0.89
    Cash dividends declared                       0.17        0.17           0.68        0.68       0.46      0.24     0.20
    Book value per share                         12.46       12.54          12.55       12.34      12.06     12.14    10.87

    Ratios:
    Return on assets <f1>                         0.82        0.94           0.76 %      1.00       1.30      1.23     1.08
    Return on equity <f1>                        10.02        8.19           8.20        7.39       7.09      9.56     9.05
    Dividend payout ratio <f2>                   54.37       69.92          66.24       76.05      53.73     22.05    21.43
    Average shareholders'
          equity to average assets                8.14       11.55           9.22       13.30      18.28     13.04    11.98

    ---------------------------------------------------

    <f1>Ratios for the three month periods have been annualized.
    <f2>Determined by dividing dividends declared by net income.

                               THE SPECIAL MEETING

         We are furnishing this document to shareholders of Community Financial in connection with the solicitation of proxies by the board of directors of Community Financial for use at the special meeting of its shareholders.

Date, Time and Place

         The special meeting will be held at the Nashville City Club, 20th Floor, SunTrust Bank Building, 201 4th Avenue, North, Nashville, Tennessee 37219 on ________, ___________, 2002, at ____ p.m. local time.

Matters to Be Considered at the Special Meeting

         At the special meeting, the shareholders of Community Financial will be asked to consider and vote upon the approval of the merger, and such other matters as may properly be brought before the special meeting.

         The Community Financial board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote "FOR" approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

         Only holders of record of Community Financial common stock at the close of business on __________, 2002, the record date for the Community Financial special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of Community Financial common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

         On the record date, __________ shares of Community Financial common stock were issued and outstanding and were held by ___ holders of record.

         A majority of all the issued and outstanding shares of Community Financial common stock, present in person or by proxy, will constitute a quorum for the special meeting.

Vote Required

         The approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Community Financial common stock.

         The merger does not require the approval of Synovus' shareholders. Synovus' board of directors approved the merger on April 29, 2002.

Stock Ownership of Community Financial Directors and Executive Officers

         At the close of business on the record date, the directors and executive officers of Community Financial beneficially owned and were entitled to vote approximately _______ shares of Community Financial common stock. This ownership represents approximately ____% of the shares of Community Financial common stock outstanding on that date.

Voting of Proxies

         Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger.

         Community Financial intends to count shares of Community Financial common stock present in person at the special meeting but not voting, and shares of Community Financial common stock for which proxies are received but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

         For voting purposes at the special meeting, only shares voted in favor of approval of the merger will be counted as favorable votes for such approval and adoption. A shareholder's failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the merger will have the same effect as if the shareholder voted against approval of the merger.

         Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the merger ("broker non-votes") will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions and broker non-votes will, however, be treated as shares present for purposes of determining whether a quorum is present.

         The proposal to adopt the merger agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of Community Financial common stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the Community Financial board urges Community Financial shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

         We do not expect that any matters other than the proposal to approve the merger will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

         The persons named as proxies by a Community Financial shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger. However, the persons named as proxies will not vote any shares which are voted against the approval of the merger in favor of such an adjournment.

Revoking Proxies

         Community Financial shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:

     * sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of Community Financial;

     *    submitting a later-dated signed proxy; or

     * attending the special meeting and voting or abstaining from voting in person.

         Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of Community Financial, at Community Financial's principal executive offices, before the voting begins at the special meeting.

Proxy Solicitation

         Community Financial will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of Community Financial may solicit proxies from shareholders of Community Financial by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Community Financial will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Community Financial will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Community Financial Board

         The Community Financial board has unanimously adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of Community Financial and its shareholders. The Community Financial board unanimously recommends that Community Financial shareholders vote "FOR" approval of the merger.

                                   THE MERGER

         The following is a description of the material information pertaining to the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix "A" to this document and is incorporated by reference. All shareholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.

         The boards of directors of Synovus and Community Financial have approved, and the proper officers of Synovus and Community Financial have executed and delivered, the merger agreement.

Terms of the Merger

         On the effective date of the merger, which will be specified in the Articles of Merger to be filed with the Tennessee Secretary of State and the Georgia Secretary of State, each issued and outstanding share of Community Financial common stock will be converted into the right to receive between .860 and .969 shares of Synovus common stock. The exact exchange ratio will be determined based on the average closing price of Synovus common stock during the 15-day period ending immediately prior to the effective date of the merger. If the average price of Synovus common stock during the measurement period is between $26.83 and $30.25 per share, the exchange ratio will be set so that each Community Financial shareholder will receive approximately $26.00 worth of Synovus common stock in exchange for each share of Community Financial common stock the shareholder owns. If the average price of Synovus common stock during the measurement period is equal to or less than $26.83 per share, the exchange ratio will be set at .969 per share. If the average price of Synovus common stock during the measurement period is equal to or greater than $30.25 per share, the exchange ratio will be set at .860 per share.

         The following table provides examples of the operation of the exchange ratio. The first column shows various possible average closing prices of Synovus common stock. The second column shows the exchange ratio which would be applicable based on the corresponding price of Synovus common stock. The exchange ratio is the number of shares of Synovus common stock which will be issued in exchange for each share of Community Financial. The third column shows the dollar value of the Synovus common stock, valued at the average closing price of Synovus common stock during the measurement period, which Community Financial shareholders will be entitled to receive in exchange for each share of Community Financial common stock owned.

---------------------------------------------------------------------------------------------------------------------------
  Average Closing Price of
 Synovus Common Stock During                                              Equivalent Price Per
     Measurement Period                 Exchange Ratio                  Community Financial Share
------------------------------     --------------------------    ----------------------------------------
             $30.25 or above                .860                               $26.02  or above
              29.75                         .874                                26.00
              29.25                         .889                                26.00
              28.75                         .904                                25.99
              28.25                         .920                                25.99
              27.75                         .937                                26.00
              27.25                         .954                                26.00
              26.83 or below                .969                                26.00  or below

         If the closing price of Synovus common stock decreases by more than 15% from $26.83 and such decrease as measured from April 26, 2002 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., SouthTrust Corporation, First Tennessee National Corporation, AmSouth Bancorporation, Wachovia Corporation, Compass Bancshares, Inc., First Virginia Banks, Inc., Hibernia Corporation, The Colonial BancGroup, Inc., Regions Financial Corporation and Union Planters Corporation, on any date of determination, including the effective date of the merger, by more than 15 percentage points, Community Financial may terminate the merger agreement.

         If the closing price of Synovus common stock exceeds $30.25 by 15% or more and such percentage increase over $30.25, as measured from the first date the closing price of Synovus common stock exceeds $30.25, exceeds the change in the aggregate closing price per share of the foregoing index of Southeastern Bank Holding Company stocks on any date of determination, including the effective date of the merger, by more than 15 percentage points, Synovus may terminate the merger agreement.

         You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. You will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.

         After the effective date of the merger, outstanding certificates representing shares of Community Financial common stock will represent shares of Synovus common stock. Certificates representing shares of Community Financial common stock may be surrendered to Synovus by the Community Financial shareholders on or after the effective date of the merger for new certificates representing shares of Synovus common stock. Until so surrendered to Synovus, the certificates which previously represented shares of Community Financial common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus except for the payment of dividends, which is subject to the exchange of stock certificates.

         Until the stock certificates nominally representing shares of Community Financial common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date after the effective date of the merger on the shares of Synovus common stock represented by the Community Financial common stock certificates will be paid. However, Forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder. Upon the surrender to Synovus of the Community Financial common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding Community Financial common stock certificates.

         Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the fifth business day immediately preceding the effective date of the merger.

         The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if Community Financial stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge all Community Financial shareholders to surrender their Community Financial stock certificates at the earliest possible date after consummation of the merger in accordance with instructions provided to you by Synovus in the letter of transmittal described in the following paragraph.

         As soon as practicable following consummation of the merger, Synovus will send each shareholder of Community Financial common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of Community Financial common stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, shareholders of Community Financial should continue to hold their certificates representing shares of Community Financial common stock. Do not send any Community Financial stock certificates with your proxy card.

         After the effective date of the merger, each outstanding Community Financial stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options and the number of shares subject to the converted options will be adjusted in accordance with the exchange ratio.

Background of the Merger

         The Board of Directors of Community Financial has, over time, considered the possibility of strategic combinations with a number of other financial institutions in assessing the means by which to maximize the value of Community Financial stock to its shareholders. The factors which the Board of Directors of Community Financial have taken into account in evaluating potential combinations have included, but were not limited to, compatibility of management, employee and credit cultures, potential savings inherent in the potential combination, as well as the comparability of business lines and geographic locations. As part of its ongoing operations, management and the Board of Directors of Community Financial regularly assess the financial services industry as a whole, including the regulatory and competitive environments for banking services. Since its formation as a bank holding company in 1995, Community Financial has had a goal of providing a community-banking alternative to consumers in the Nashville and middle Tennessee market. From time to time, management of Community Financial has had informal discussions with potential strategic partners in furtherance of this goal.

         In December 2001, Community Financial engaged Trident Securities to explore its strategic options, including potential merger partners. Pursuant to this engagement, in January 2002, Trident Securities contacted a number of financial institutions, including Synovus, regarding their interest in Community Financial and the Nashville, Tennessee banking market. Indications of interest were received from several financial institutions, and were analyzed and considered by management and the Board of Directors of Community Financial with the assistance of its financial and legal advisors.

         On March 7 and 8, 2002, Synovus conducted preliminary due diligence of Community Financial. On March 13, 2002, the Board of Directors of Community Financial authorized management to pursue discussions with Synovus. On February 1, 2002 and March 25, 2002, Synovus and Community Financial, respectively, entered into confidentiality agreements with respect to a potential transaction. During the following weeks, management of the two companies and their respective legal and financial advisors negotiated the terms of a proposed merger agreement under which Community Financial would merge with and into Synovus. During this time period, Community Financial conducted due diligence with respect to Synovus, and Synovus concluded its due diligence with respect to Community Financial.

         On April 29, 2002, the Board of Directors of Community Financial held a special meeting to consider the proposed merger with Synovus. At the meeting, J. Hunter Atkins, CEO of Community Financial reviewed the strategic alternatives available to Community Financial as well as the course of discussions and rationale for the proposed merger with Synovus. The results of Community Financial's due diligence investigation of Synovus were also reviewed with the Board of Directors. Trident Securities summarized certain financial information with respect to Synovus and the proposed transaction to the Community Financial Board of Directors and rendered an opinion that, as of April 29, 2002, the terms of the merger as set forth in the proposed merger agreement were fair to the Community Financial shareholders from a financial point of view. Also at this meeting, Miller & Martin, Community Financial's outside legal counsel, reviewed with the Board of Directors the terms of the merger and the definitive agreement documenting the proposed transaction. After questions by and discussions among the members of the Community Financial Board of Directors, and after consideration of the factors described under "Community Financial's Reasons For the Merger; Recommendation of the Community Financial Board of Directors", the Community Financial Board of Directors voted unanimously to approve the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger agreement and the transactions contemplated thereby to the Community Financial shareholders. Following the conclusion of the meeting, Synovus and Community Financial executed and delivered the merger agreement.

Recommendation of Community Financial Board and Reasons for the Merger

         On April 29, 2002 the board of directors of Community Financial unanimously approved and adopted the merger agreement. The board of directors of Community Financial believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of Community Financial shareholders. The board of directors of Community Financial unanimously recommends that you vote to approve the merger.

         In reaching its decision to adopt and recommend approval of the merger agreement, the board of directors of Community Financial considered a number of factors, including the following:

     * the value of the consideration to be received by Community Financial shareholders relative to the book value and earnings per share of Community Financial common stock;

     * information concerning the financial condition, results of operations and business prospects of Synovus;

     * the fact that following the merger, The Bank of Nashville would continue to operate under its existing name and management team;

     * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

     * the alternatives to the merger, including remaining an independent institution;

     * the competitive and regulatory environment for financial institutions generally;

     * the fact that the merger will enable Community Financial shareholders to exchange their shares of Community Financial common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

     * the opinion of Trident Securities that the exchange ratio is fair, from a financial point of view, to the shareholders of Community Financial.

         The foregoing discussion of the information and factors considered by the Community Financial board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the Community Financial board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

         Each member of the Board of Directors of Community Financial has indicated that he intends to vote his shares of Community Financial stock in favor of the merger.

         COMMUNITY FINANCIAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMMUNITY FINANCIAL SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

         Management of Synovus believes that the merger will provide Synovus with expanded market share opportunities for profitable long-term growth and result in the addition of a well-suited and positioned banking organization into Synovus' existing organization.

Opinion of Community Financial's Financial Advisor

         Merger - General. Pursuant to an engagement letter dated December 27, 2001 between Community Financial and Trident Securities, Community Financial retained Trident to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Community Financial, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Community Financial common stock, of the consideration as set forth in the Agreement. Trident is a nationally recognized specialist in the financial services industry, in general, and in Southeastern banks in particular. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Community Financial selected Trident as its financial advisor based upon Trident's qualifications, expertise and reputation in such capacity.

         On April 29, 2002, Trident delivered its oral opinion that the consideration was fair to Community Financial shareholders, from a financial point of view, as of the date of such opinion. Trident also delivered to the Community Financial board a written opinion dated as of April 29, 2002, confirming its oral opinion. No limitations were imposed by Community Financial on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

         The full text of Trident's written opinion to the Community Financial board, dated as of the date of this document, which sets forth the assumptions made, matters considered and extent of review by Trident, is attached as Appendix "B" and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this document. The following summary of Trident's opinion is qualified in its entirety by reference to the full text of the opinion. Trident's opinion is addressed to the Community Financial board and does not constitute a recommendation to any shareholder of Community Financial as to how such shareholder should vote at the Community Financial special meeting described in this document.

         Trident, in connection with rendering its opinion:

     * reviewed Community Financial's audited financial statements for each of the years ended December 31, 2001, December 31, 2000, and December 31, 1999, and Community Financial's Annual Report on Form 10-K for the year ended December 31, 2001;

     * reviewed Synovus' Annual Report to Shareholders and Annual Report on Form 10-K for each of the years ended December 31, 2001, 2000 and 1999, including the audited financial statements contained therein;

     * reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Community Financial and Synovus provided to Trident or publicly available;

     * participated in meetings and telephone conferences with members of senior management of Community Financial and Synovus concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

     * reviewed certain stock market information for Community Financial and Synovus common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

     * compared the results of operations and financial condition of Community Financial and Synovus with that of certain companies which Trident deemed to be relevant for purposes of this opinion;

     * reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of this opinion;

     *    reviewed the Agreement dated April 29, 2002; and

     * performed such other reviews and analyses as Trident deemed appropriate.

         The oral and written opinions provided by Trident to Community Financial were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Community Financial and Synovus to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Community Financial and Synovus with the input of the respective managements, Trident assumed that these forecasts reflected the most reasonable estimates and judgments of Community Financial and Synovus as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Community Financial does not publicly disclose such internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to Community Financial with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Community Financial and Synovus. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Community Financial and Synovus are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Community Financial or Synovus, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the Agreement, without any waiver of any material terms or conditions by Community Financial, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Trident assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its opinion to the Community Financial board, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

         Comparable Company Analysis: Trident reviewed and compared actual stock market data and selected financial information for Community Financial with corresponding information for 12 publicly traded banks with assets less than $2.0 billion and located in metropolitan and suburban markets primarily in the southeast, (the "Community Financial Peer Group"). The Community Financial Peer Group is listed below:

1.Banc Corporation    Birmingham, AL    7.Fidelity National Corp Atlanta, GA
2.Bank of the Ozarks  Little Rock, AR   8.First Security Bancorp Lexington, KY
3.CCF Holding Company Jonesboro, GA     9.GB&T Bancshares        Gainesville, GA
4.Carrollton Bancorp  Baltimore, MD    10.Main Street Banks      Kennesaw, GA
5.Cavalry Bancorp     Murfreesboro, TN 11.Republic Bancorp       Louisville, KY
6.Columbia Bancorp    Columbia, MD     12.S.Y. Bancorp           Louisville, KY

         The table below represents a summary analysis of the Community Financial Peer Group based on market prices as of April 23, 2002 and the latest publicly available financial data as of or for the last twelve months ended December 31, 2001:
                                                                  Community
                                              Mean      Median    Financial (1)
                                             -----     -------    ----------
Price to last twelve months earnings          15.6x      15.2x      24.3x
Price to book value                          168.4%     165.1%     208.0%

Price to tangible book value                 203.7%     166.5%     208.0%
Dividend yield                                 2.5%       2.6%      2.2%
Return on average assets                       .98%      1.06%      .74%
Return on average equity                      11.6%      11.8%      8.7%
Capital to assets ratio                        7.4%       7.6%      7.8%
Non-performing Assets Ratio                   0.53%      0.50%      0.72%

(1)Community Financial valuation based on price of $26.

         Trident reviewed and compared actual stock market data and actual and estimated selected financial information for Synovus with corresponding information for 13 publicly traded regional banks with assets between $6 billion and $35 billion and primarily located in the southeast, (the "Synovus Peer Group"). The Synovus Peer Group is listed below:

1.BancorpSouth         Tupelo, MS       8.First Virginia Banks   Falls Church,
                                                                 VA
2.Colonial BancGroup   Montgomery, AL   9.FirstMerit Corporation Akron, OH
3.Commerce Bancshares  Kansas City, MO 10.Mercantile Bankshares  Baltimore, MD
4.Compass Bancshares   Birmingham, AL  11.National Commerce      Memphis, TN
5.Cullen/Frost Bankers San Antonio, TX 12.Sky Financial Group    Bowling Green,
                                                                 OH
6.F.N.B. Corporation   Naples, FL      13.Union Planters Corp    Memphis, TN
7.First Tennessee      Memphis, TN

         The following table below represents a summary analysis of the Synovus Peer Group based on market prices as of April 23, 2002 and the latest publicly available financial data as of or for the last twelve months ended December, 2001:


                                                Mean     Median        Synovus
                                               -----     ------     -----------
Price to last twelve month earnings            15.6x      15.5x          24.8x
Price to book value                           218.9%     229.0%         466.8%
Price to tangible book value                  266.8%     245.3%         518.0%
Dividend yield                                  2.5%       2.6%           2.2%
Return on average assets                       1.38%      1.35%          2.04%
Return on average equity                       15.3%      14.7%          20.0%
Capital to assets ratio                         7.9%       7.6%           9.3%
Non Performing Asset Ratio                     0.63%      0.55%          0.57%

         Comparable Transaction Analysis: Trident reviewed and compared actual information for groups of comparable recent (announced in preceding 12 months) transactions it deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of (i) price to last twelve months earnings, (ii) price to book value, and (iii) core deposit premium for each of the following five pending and recently completed transaction comparable groups:

     * all bank acquisitions with the selling bank headquartered in Alabama, North Carolina, Georgia, South Carolina, Tennessee, Virginia and West Virginia ("Comparable Regional Deals");
     * all bank acquisitions with the selling bank having assets between $300 million and $500 million ("Comparable Asset Size");
     * all bank acquisitions with the selling bank having an equity to assets ratio between 7.0% and 8.0% ("Comparable Capitalization");
     * all bank acquisitions with the selling bank having a return on average equity between 7.0% and 9.0% ("Comparable Profitability");
     * eight recently announced transactions with multiple similar characteristics to Community Financial ("Guideline Companies").

         The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:

                                                    Tang.        Median          As a              As a
                                                     Book       Price to        Premium           Premium
                                       Number       Value        LTM EPS      to Deposits     to Market Price
                                       ------       -----        -------      -----------     ---------------
Comparable Regional Deals                23          174%         20.3x          12.3%             48.6%

Comparable Asset Size                    16          233%         16.1x          17.7%             42.3%

Comparable Capitalization                32          204%         16.7x          10.9%             38.3%

Comparable Profitability                 23          148%         19.5x          8.5%              33.9%

Guideline Companies                       8          224%         20.1x          16.8%             28.5%

Community Financial <f1>                             208%         24.3x          17.6%             38.0%

<f1>Community Financial pricing data based on a price of  $26.


Based on the above information, Trident concluded that this analysis showed an imputed reference range of $17.00 to $30.00 per share.

         Contribution Analysis: Trident analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Community Financial shareholders, would hold approximately 1.0% of the pro forma diluted shares. Community Financial's approximate contributions are listed below by category:

                                         Community
                                         Financial
                                      -----------------
Assets                                      2.8%
Loans                                       2.7%
Deposits                                    2.8%
Equity                                      2.2%
Last twelve month earnings                  1.1%
2002 estimated earnings                     1.1%

         Accretion/Dilution Analysis: On the basis of current and projected financial data, as well as estimated one-time costs related to the transaction, Trident compared pro forma per share equivalent earnings, book value and dividends to the stand-alone projections for Community Financial and Synovus. The exchange ratio used in this analysis was .9517 shares of Synovus for each share of Community Financial. The actual exchange ratio will not be determined until a pricing period prior to closing. The exchange ratio can range from .8595 to .9691, based on Synovus' average closing price over the pricing period.

         The accretion/dilution analysis demonstrated, among other things, that for each share of Community Financial exchanged for a share of Synovus the merger would result in:


     * 0.9% dilution to fully diluted earnings per share for Community Financial shareholders in the first full year of combined operations;
     * 0.0% accretion to earnings per share for Synovus shareholders in the first full year of combined operations, and remaining relatively flat over the period of the analysis;
     *    16.1% lower cash dividends for Community Financial immediately;
     *    0.0% increase in cash dividends for Synovus shareholders;

     *    55.4% dilution to book value per share for Community Financial; and
     *    3.7% accretion to book value per share for Synovus shareholders.

         Discounted Earnings Analysis: Trident performed a discounted earnings analysis with regard to Community Financial on a stand alone basis. This analysis utilized a range of discount rates of 11.0% to 13.0% and a range of terminal earnings multiples of 13.0x to 15.0x. The analysis resulted in a range of present values of $16.41 per share to $26.78 per share for Community Financial. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

         Other Analyses: Trident also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

         No company used as a comparison in the above analyses is identical to Community Financial, Synovus or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Community Financial, Synovus and the combined entity are being compared.

         In connection with delivery of its opinion, Trident performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Trident did not perform any analyses in addition to those described above in updating the opinion.

         For its financial advisory services provided to Community Financial, Trident has been paid fees of $120,000 to date and will be paid an approximate fee of $725,000 at the time of closing of the merger. In addition, Community Financial has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Community Financial's behalf, as well as indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

         Trident is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Community Financial and/or Synovus. As a market maker Trident may also have purchased and sold the securities of Community Financial for Trident's own account and for the accounts of its customers. In the past, Trident has also provided certain investment banking services for Community Financial and has received customary compensation for such services.

Conditions to the Merger

         Each party's obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

     * approval of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the shares of Community Financial common stock;

     * approval of the merger agreement and the transactions contemplated by the merger agreement by the Federal Reserve Board, the Georgia Department of Banking and Finance and the Tennessee Department of Financial Institutions, and the receipt of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the merger agreement;

     * the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the merger agreement;

     * no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

     * the registration statement of which this prospectus forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and

     * each party shall have received an opinion from KPMG LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

         The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

     * each of the representations, warranties and covenants of Community Financial contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus will have received a certificate signed by the Chief Executive Officer of Community Financial, dated the effective date, to such effect;

     * there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Community Financial: (a) which, in the reasonable judgment of Synovus, would, or which may be forseen to have, a material adverse effect upon Community Financial or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     * Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Community Financial which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on Community Financial;

     * J. Hunter Atkins will have entered into an employment agreement with Synovus;

     * on the effective date of the merger, The Bank of Nashville will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

     * on the effective date of the merger, Community Financial will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks; and

     * Community Financial will have delivered to Synovus certain environmental reports.

         The obligation of Community Financial to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following;

     * each of the representations, warranties and covenants of Synovus contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Community Financial will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect;

     * the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the merger agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

     * there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of Community Financial, would, or which may be forseen to have, have a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     * Community Financial will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Community Financial, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Community Financial, has or will have a material adverse effect on Synovus;

     * Community Financial shall have received a letter from Trident Securities to the effect that, in the opinion of such firm, the exchange ratio is fair from a financial point of view to the holders of Community Financial stock; and

     * Community Financial shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights.

No Solicitation

         In the merger agreement, Community Financial has agreed that it will not solicit or encourage any inquiry or proposal relating to the merger or consolidation of Community Financial with any entity or the acquisition of all or a significant portion of its assets or properties or equity securities by any person or entity, and that, subject to the fiduciary duties of the board of directors of Community Financial, it will not negotiate with respect to any such transaction, nor reach any agreement or understanding with respect thereto. Community Financial has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the effective date of the merger be interested in acquiring all of or a significant interest in Community Financial from considering or proposing such an acquisition.

Conduct of Business of Community Financial Pending the Merger

         The merger agreement provides that prior to the effective date of the merger, Community Financial and its subsidiaries will conduct business only in the ordinary course and will not, without the prior written consent of Synovus:

     * issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Community Financial common stock issued in connection with the exercise of currently outstanding options to purchase shares of Community Financial common stock;

     * declare, set aside, or pay any dividend or distribution with respect to the capital stock of Community Financial, other than normal and customary quarterly cash dividends in accordance with past practices;

     * directly or indirectly redeem, purchase or otherwise acquire any capital stock of Community Financial or its subsidiaries;

     * effect a split or reclassification of the capital stock of Community Financial or its subsidiaries or a recapitalization of Community Financial or its subsidiaries;

     * amend the Articles of Association, charter or bylaws of Community Financial or its subsidiaries;

     * grant any increase in the salaries payable or to become payable by Community Financial or its subsidiaries to any employee other than normal, annual salary increases to be made with regard to employees;

     * make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;

     * enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Community Financial or its subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of Community Financial's banking business;

     * incur or assume any liabilities, other than in the ordinary course of business;

     * dispose of any of its assets or properties, other than in the ordinary course of business; or

     *    take any other action not in the ordinary course of business.

Regulatory Approvals

         Consummation of the merger and the other transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve Board, the Georgia Department of Banking and Finance and the Tennessee Department of Financial Institutions. Applications in connection with the merger were filed with the regulatory agencies on or about May 16, 2002. The merger has not yet been approved by any of the foregoing regulatory agencies. The merger cannot be consummated for 30 days after its approval by the Federal Reserve Board, although this period may be shortened to 15 days by the U.S. Attorney General. During this period, the United States Justice Department may challenge the merger on antitrust grounds.

         There can be no assurance that the regulatory agencies will approve or take other required action with respect to the merger. Synovus and Community Financial are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should other approvals or actions be required, it is contemplated that Synovus and Community Financial would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

         Before the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.

Termination and Termination Fee

         The merger agreement may be terminated prior to the effective date either before or after its approval by the shareholders of Community Financial. The merger agreement may be terminated by Synovus or Community Financial:

     *    by mutual consent of Synovus and Community Financial;

     * if consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the terminating party; or

     * if the merger is not consummated by October 31, 2002, unless the failure to consummate by such time is due to the breach of the merger agreement by the terminating party;

         In addition, the merger agreement may be terminated by Community Financial if the closing price of Synovus common stock decreases by more than 15% from $26.83 and such decrease as measured from April 26, 2002 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., SouthTrust Corporation, First Tennessee National Corporation, AmSouth Bancorporation, Wachovia Corporation, Compass Bancshares, Inc., First Virginia Banks, Inc., Hibernia Corporation, The Colonial BancGroup, Inc., Regions Financial Corporation and Union Planters Corporation, on any date of determination, including the effective date of the merger, by more than 15 percentage points.

         The merger agreement may be terminated by Synovus if the closing price of Synovus common stock exceeds $30.25 by 15% or more and such percentage increase over $30.25, as measured from the first date the closing price of Synovus common stock exceeds $30.25, exceeds the change in the aggregate closing price per share of the foregoing index of Southeastern Bank Holding Company stocks on any date of determination, including the effective date of the merger, by more than 15 percentage points.

         If either party terminates the merger agreement due to the failure of the other party to satisfy its representations, warranties or covenants in the agreement, the terminating party will be entitled to a cash payment from the other party in the amount of the terminating party's expenses related to the merger, up to a maximum of $150,000.

Interests of Community Financial's Directors and Officers in the Merger

         Some members of the Community Financial board of directors and management have interests in the merger in addition to their interests generally as shareholders of Community Financial. The Community Financial board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

         Employment Agreements. It is a condition to the merger that J. Hunter Atkins, President and Chief Executive Officer of Community Financial, enter into an employment agreement with Synovus before the effective date of the merger. The employment agreement provides for Mr. Atkins' continued employment as the President and Chief Executive Officer of The Bank of Nashville for a period of five years following the merger. Mr. Atkins will be granted options to purchase 15,000 shares of common stock of Synovus at fair market value in connection with the employment agreement. In addition, Synovus will assume the obligations of Community Financial under its current employment agreement with Attilio F. Galli, Executive Vice President and Chief Financial Officer of Community Financial, providing for his employment as Chief Financial Officer of The Bank of Nashville through March 1, 2003. The employment agreement automatically renews for successive one year terms unless terminated by either party at least 30 days prior to the expiration of any term.

         As part of Mr. Atkins' employment agreement, Synovus has also agreed to enter into its standard change of control agreement. The agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the agreement, the executive's employment must be terminated involuntarily and without cause, whether actually or constructively, within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control.

         Community Financial Stock Options. Community Financial has granted stock options from time to time to its executive officers and directors. All of the outstanding Community Financial stock options which are not otherwise fully exercisable prior to the merger will become immediately exercisable upon completion of the merger.

Employee Benefits

         Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide to employees of Community Financial employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are substantially similar to those currently provided by Community Financial. As soon as administratively and financially practicable following the effective date of the merger, Synovus has agreed to provide generally to employees of Community Financial and its subsidiaries employee benefits which are substantially similar to those provided by Synovus and its subsidiaries to their similarly situated employees.

Tax Opinion

         The following is a summary description of the material anticipated federal income tax consequences of the transaction generally applicable to the shareholders of Community Financial and to Synovus and Community Financial. This summary is not intended to be a complete description of all of the federal income tax consequences of the transaction. No information is provided with respect to the tax consequences of the transaction under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code of 1986 (to the extent that tax affects the tax consequences of the merger); persons who acquired Community Financial common stock with employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder.

         Synovus and Community Financial have received an opinion from KPMG LLP, to the effect that:

     * the merger of Community Financial with and into Synovus will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of Community Financial upon their receipt of shares of Synovus common stock;

     * the basis of Synovus common stock received by each Community Financial shareholder will be the same as the basis of Community Financial common stock being surrendered;

     * the holding period of Synovus common stock received by each Community Financial shareholder will include the holding period of the Community Financial common stock being exchanged, provided that the Community Financial common stock is held as a capital asset at the effective date of the merger;

     * any cash payments received by Community Financial shareholders in lieu of their receipt of fractional shares of Synovus common stock will be treated as if such fractional shares were redeemed by Synovus and taxed under Section 302 of the Code as an exchange or dividend; and

     * the share purchase rights, which are described on pages 31 through 33 of this document, should be treated as an attribute of the Synovus common stock and no gain or loss should be recognized by shareholders of Community Financial upon receipt of such share purchase rights.

         The tax opinion was issued on June 11, 2002. The tax opinion is based upon assumptions and representations by the management of Synovus and/or Community Financial, including, in general, the absence of any plan or intention of Community Financial shareholders to sell or otherwise dispose of any amount of Synovus common stock received in the merger that would violate continuity of interest requirements. KPMG LLP serves Synovus and Community Financial Group as their independent public accountants.

         All Community Financial shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

Accounting Treatment

         The merger will be accounted for by Synovus as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of Community Financial will be combined with the earnings of Synovus only from and after the effective date of the merger. The pro forma calculations included in this document reflect the impact of adopting Statement of Financial Accounting Standards ("SFAS") Number 141, Business Combinations, and SFAS Number 142, Goodwill and Other Intangible Assets.

Expenses

         The merger agreement provides that Synovus and Community Financial will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.

New York Stock Exchange Listing

         Synovus common stock is listed on the NYSE. The shares of Synovus common stock to be issued to the shareholders of Community Financial in the merger will be listed on the NYSE.

Resales of Synovus Common Stock

         The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Community Financial for purposes of Rule 145 under the Securities Act as of the date of the Community Financial special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any resale of any of the shares of Synovus common stock received by the affiliate in the merger. Persons who may be deemed to be affiliates of Community Financial generally include individuals or entities that control, are controlled by or are under common control with Community Financial and may include executive officers and directors of Community Financial as well as principal shareholders of Community Financial.

         Community Financial has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Community Financial to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Community Financial common stock owned by such person or Synovus common stock to be received by such person in the merger except in compliance with Rule 145 or in a transaction exempt under the Securities Act. This prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this prospectus in connection with any such resale.

             DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
                        COMMUNITY FINANCIAL SHAREHOLDERS

         If the merger is completed, all holders of Community Financial common stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of Community Financial common stock. The rights of Community Financial shareholders are currently governed by the Tennessee Business Corporation Act and the Charter and bylaws of Community Financial. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of Synovus. The following discussion summarizes the material differences between the current rights of Community Financial shareholders and the rights they will have as Synovus shareholders following the merger.

         The following comparison of shareholders' rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject, in all respects, and is qualified by reference to the Tennessee Business Corporation Act, Community Financial's Charter and bylaws, the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws.


                         SYNOVUS                                                COMMUNITY FINANCIAL
                         -------                                                --------------------

*    Ten votes for each share held, except in limited             *    One vote for each share held
     circumstances described below

*    No cumulative voting rights in the election of               *    Cumulative voting rights - same as Synovus
     directors, meaning that the holders of a plurality of
     the shares elect the entire board of directors

*    Dividends may be paid from funds legally                     *    Dividends - same as Synovus
     available, subject to contractual and regulatory
     restrictions

*    Right to participate pro rata in distribution of             *    Liquidation - same as Synovus
     assets upon liquidation

*    No pre-emptive or other rights to subscribe for              *    Shareholders of Community Financial common
     any additional shares or securities                               stock have pre-emptive rights

*    No conversion rights                                         *    Conversion rights - same as Synovus

*    Directors serve staggered 3-year terms                       *    Director terms - same as Synovus

*    Some corporate actions, including business                   *    Corporate actions require the affirmative
     combinations, require the affirmative action or vote              vote of a majority of the votes cast at the
     of 66-2/3% of the votes entitled to be cast by the                meeting, unless otherwise required by law,
     shareholders of all voting stock                                  except that certain business transactions
                                                                       involving an interested shareholder require the
                                                                       affirmative vote of the holders of at least 75%
                                                                       of the outstanding shares of capital stock
                                                                       entitled to vote in the election of directors.

*    No preferred stock is authorized                             *    No preferred stock has been designated

*    Common Stock Purchase Rights trade with shares as            *    No comparable provision
     described below

Synovus Common Stock

         Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 295,304,125 shares were outstanding on April 30, 2002. Synovus has no preferred stock authorized. Synovus' board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

         As described below, Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus' board of directors.

         Voting Rights; Anti-Takeover Effects; The Voting Amendment

         Under an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986, referred to in this document as the "voting amendment," shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:

     *    has had the same beneficial owner since April 24, 1986;

     * was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;

     * is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of Community Financial upon consummation of the merger;

     * was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;

     * is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' board of directors approving such issuance and/or transfer specifically reference and grant such rights;

     * has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

     * was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

     * is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

         Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

         In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' board of directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus' board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

         As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.

         If the merger is approved, present shareholders of Community Financial common stock, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Each shareholder of Community Financial may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if a Community Financial shareholder acquires by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, he or she will be entitled to only receive one vote per share for each of the shares in excess of 1,139,063 shares until they have been held for four years.

         Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

         The Rights Plan

         Synovus has adopted a shareholder rights plan under which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of "triggering events." Shareholder rights plans such as Synovus' plan are intended to encourage potential hostile acquirors to negotiate with the board of directors of the target corporation to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus' shareholder rights plan are discussed below.

         On April 27, 1999, the board of directors of Synovus adopted a rights plan and authorized and declared a dividend of one common stock purchase right with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the date the rights become exercisable or the expiration or earlier redemption of the rights. Each right entitles the registered holder to purchase from Synovus one share of common stock at a price of $225.00 per share, subject to adjustment, once rights become exercisable. The description and terms of the rights are set forth in the rights agreement between Synovus and State Street Bank and Trust Company, as the rights agent.

         Initially, the rights will attach to all certificates of outstanding shares of common stock, and no separate right certificates will be distributed. The rights will become exercisable and separate from the shares of common stock upon the earlier to occur of:

     * ten days after the date of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock, such date being referred to in this document as the "stock acquisition date" and such person or group as an "acquiring person"; or

     * ten business days, or such later date as the board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock, the earlier of such date and the stock acquisition date being the "distribution date".

         Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

         Each of the following persons will not be deemed to be an acquiring person even if they have acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock:

     * Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus;

     * any shareholder who is a descendant of D. Abbott Turner, any shareholder who is affiliated or associated with the Turner family and any person who would otherwise become an acquiring person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock;

     * any person who would otherwise become an acquiring person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person becomes the beneficial owner of any additional shares of common stock; and

     * any person who as of May 4, 1999 was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

         Until the distribution date or earlier redemption or expiration of the rights:

     *    the rights will be evidenced by the certificates for the common stock;

     * the rights will be transferred with, and only with, the shares of common stock;
     * new common stock certificates issued after the record date upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and

     * the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

         As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus.

         If any person becomes an acquiring person, each holder of a right will thereafter have the "flip-in right" to receive, upon payment of the purchase price of the right, shares of common stock, or in some circumstances, cash, property or other securities of Synovus, having a value equal to two times the purchase price of the right. Notwithstanding the foregoing, all rights that are, or were, beneficially owned by an acquiring person or any affiliate or associate of an acquiring person will be null and void and not exercisable.

         If, at any time following the stock acquisition date: (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 30% of Synovus' assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus' business, then each holder of a valid right shall thereafter have the "flip-over right" to receive, in lieu of shares of common stock and upon exercise and payment of the purchase price, common shares of the acquiring company having a value equal to two times the purchase price of the right. If a transaction would otherwise result in a holder's having a flip-in as well as a flip-over right, then only the flip-over right will be exercisable. If a transaction results in a holder's having a flip-over right after a transaction resulting in a holder's having a flip-in right, a holder will have flip-over rights only to the extent such holder's flip-in rights have not been exercised.

         The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding dividends payable in common stock, or of subscription rights or warrants, other than those referred to above. However, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%.

         The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the distribution date.

         At any time after a person becomes an acquiring person and before the acquisition by a person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such acquiring person which would become null and void, at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per right, subject to adjustment.

         To the extent that, after the triggering of flip-in rights, insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the purchase price.

         Synovus is not required to issue fractional shares of common stock. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current value of a share of common stock. Following the triggering of the flip-in rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the rights. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock.

         At any time before the distribution date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

         Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

         The issuance of the rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus' shares of common stock. If the rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

         Before the stock acquisition date, the rights agreement generally may be amended by Synovus without the consent of the holders of the rights or the common stock. On or after the stock acquisition date, Synovus may amend the rights agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the rights agreement, or (3) change or supplement the rights agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of rights, other than an acquiring person and its affiliates and associates.

         A copy of the rights agreement has been filed with the SEC as an exhibit to Synovus' Registration Statement on Form 8-A with respect to the rights filed with the SEC. The Form 8-A and the rights agreement are incorporated by reference in this document, and reference is made to them for the complete terms of the rights agreement and the rights. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. If the merger is approved, rights will attach to Synovus common stock issued to the present shareholders of Community Financial.

         Staggered Board of Directors; Supermajority Approvals

         Under Synovus' Articles of Incorporation and bylaws, Synovus' board of directors is divided into three classes of directors serving staggered three year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

     *    call a special meeting of Synovus shareholders;

     * fix, from time to time, the number of members of Synovus' board of directors;

     *    remove a member of Synovus' board of directors;

     * approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and

     * alter, delete or rescind any provision of Synovus' Articles of Incorporation.

         This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

         Evaluation of Business Combinations

         Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

Community Financial Capital Stock

         The Charter of Community Financial authorizes the issuance of 50,000,000 shares of stock, $6.00 par value per share. At March 31, 2002, there were 3,078,710 shares of Community Financial common stock issued and outstanding and no shares of Community Financial preferred stock issued and outstanding. The remaining authorized shares of Community Financial stock may be issued from time to time in such designations and amounts as the board of directors determines. From the authorized shares of stock, the Community Financial board may issue common stock or may issue shares of preferred stock in one or more series, and determine the relative rights and preferences of each series. Each holder of Community Financial common stock has one vote per share upon all matters voted upon by shareholders. Voting rights are non-cumulative so that shareholders holding a majority of the outstanding shares of Community Financial are able to elect all members of the board of directors.

         All shares of Community Financial common stock, when issued and fully paid, are non-assessable. All shares of Community Financial stock have preemptive rights except (a) shares issued as compensation to directors, officers, agents, employees, or vendors of Community Financial, its subsidiaries or affiliates; (b) shares issued to satisfy conversion, option or warrant rights created to provide compensation to directors, officers, agents, employees, or vendors of Community Financial, its subsidiaries or affiliates, or sold to shareholders purchasing such rights in connection with the purchase of shares from Community Financial; (c) shares sold otherwise than for money; or (d) shares sold to directors of Community Financial to meet their minimum holding requirements of Community Financial stock.

         All shares of Community Financial common stock are entitled to share equally in such dividends as the board of directors may declare on the Community Financial common stock from sources legally available therefor. Community Financial is a holding company and conducts almost all of its operations through its wholly-owned bank subsidiary, The Bank of Nashville. Accordingly, Community Financial depends on the cash flow of its subsidiary bank to meet its obligations in the ordinary course. Community Financial's subsidiary bank is limited in the amount of dividends it can pay to Community Financial without prior regulatory approval. Also, bank regulators have the authority to prohibit Community Financial's subsidiary bank from paying dividends altogether if they determine that the payment would constitute an unsafe and unsound banking practice.

         Community Financial's Charter and Tennessee law contain certain provisions designed to enhance the ability of the board of directors to deal with unsolicited attempts to acquire control of Community Financial. These provisions may have an anti-takeover effect and may discourage takeover attempts that have not been approved by the board of directors (including takeovers that some shareholders might deem to be in their best interest), and may adversely affect the price that a potential purchaser would be willing to pay for Community Financial's stock. These provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially affect the value of Community Financial common stock.

         Required Shareholder Votes

         Community Financial's Charter provides that certain business transactions involving a "Related Person" (including mergers, consolidations, stock exchanges and sales of all or substantially all of the assets of Community Financial) require the approval of holders of 70% of the outstanding shares of stock entitled to vote unless the transaction is approved by at least a majority of the "Continuing Directors" of the Community Financial board or unless certain conditions relating to the price and type of consideration to the shareholders are satisfied, in which case approval by the holders of only a majority of the outstanding shares entitled to vote would be sufficient. For purposes of these provisions, with certain exceptions the term "Related Person" means the beneficial owner of 25% or more of the issued and outstanding stock of Community Financial together with all affiliates and associates of such Related Person. A "Continuing Director" is defined as a board member whose election or nomination for election was approved by the board of directors and preceded the acquisition.

         These provisions of Community Financial's Charter cannot be amended without the approval of 3/4 of all of the issued and outstanding shares of Community Financial entitled to vote at a duly called annual or special meeting of shareholders.

         Business Combination and Control Share Acquisitions Statutes

         Tennessee's Business Combination Act provides that an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first becomes an interested shareholder, and unless either the transaction (a) is approved by at least 2/3 of the shares of the corporation not beneficially owned by an interested shareholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Combination Act relating to the price to be paid to the non-interested shareholders in such transactions.

         These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation's board of directors before that entity becomes an interested shareholder. Alternatively, the corporation may enact a Charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. This Charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote. Community Financial has not adopted such a provision in its Charter or bylaws. The Tennessee
Business Combination Act does not apply to the proposed merger because the Community Financial board of directors approved the merger prior to its execution.

         The Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser's shares any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to 20%, 33 1/3%, or more than 50% of all voting power in such corporation. The purchaser' voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.

         The Tennessee Control Share Acquisition Act applies only to a corporation that has adopted a provision in its Charter or bylaws declaring that the Tennessee Control Share Acquisition Act will apply. Community Financial has not adopted such a provision, and therefore the Tennessee Control Share Acquisition Act does not apply.

         The Tennessee Investor Protection Act provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to the shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for a class of equity securities of the offeree company if after completion, the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless certain conditions are satisfied. The Tennessee Investor Protection Act does not apply to the proposed merger because the Community Financial board of directors has recommended the approval of the merger to its shareholders. The Proposed merger therefore does not involve a "takeover offer" within the meaning of the Tennessee Investor Protection Act.

         The preceding descriptive information concerning Synovus common stock and Community Financial common stock outlines certain provisions of Synovus' Articles of Incorporation and bylaws, Community Financial's Charter and bylaws and certain statutes regulating the rights of holders of Synovus and Community Financial common stock. The information is not a complete description of those documents and statutes and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus, the Charter and bylaws of Community Financial and the laws of the State of Georgia and the State of Tennessee.


                               DISSENTERS' RIGHTS

         Holders of Community Financial common stock do not have dissenters' rights with respect to the merger under the Tennessee Business Corporation Act because Community Financial common stock is listed on the Nasdaq National Market.

                             DESCRIPTION OF SYNOVUS

Business

         The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Synovus:

           1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (which incorporates certain portions of Synovus' Proxy Statement, including the Financial Appendix thereto, for its Annual Meeting of Shareholders held on April 24, 2002), as amended by Synovus' Annual Report on Form 10-K/A filed on April 10, 2002.

           2. Synovus' Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

           3. Synovus' Current Reports on Form 8-K dated January 16, 2002 and April 15, 2002.

Management and Additional Information

         Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31,

2001 which is incorporated into this document by reference. See "Where You Can Find More Information" on page 43. Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under "Where You Can Find More Information."

Recent Developments

         On May 31, 2002, Synovus completed the acquisition of GLOBALT, Inc. located in Atlanta, Georgia. Synovus issued 702,433 shares of its common stock in connection with the acquisition. GLOBALT currently operates as part of Synovus Financial Management Services.

                       DESCRIPTION OF COMMUNITY FINANCIAL

Business

         The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Community Financial:

           1. Community Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (which incorporates certain portions of Community Financial's Proxy Statement for its Annual Meeting of Shareholders held on May 21, 2002).

           2. Community Financial's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

           3. Community Financial's Current Report on Form 8-K dated April 30, 2002.

Management and Additional Information

         Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Community Financial is incorporated by reference or set forth in Community Financial's Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated into this document by reference. See "Where You Can Find More Information" on page 43. Shareholders desiring copies of such documents may contact Community Financial at its address or phone number indicated under "Where You Can Find More Information."

                               REGULATORY MATTERS

General

         Synovus is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and by the Georgia Banking Department under the bank holding company laws of the State of Georgia. Synovus became a financial holding company under the Gramm-Leach-Bliley Act of 1999 in April 2000. Financial holding companies may engage in a variety of activities, some of which are not permitted for other bank holding companies that are not financial holding companies. Synovus' affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and, secondarily, by the FDIC and the Federal Reserve Board. Synovus' state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus' non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

         Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of

Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Under the laws of the State of Tennessee, Community Financial is subject to similar dividend restrictions.

         The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary source of funds for Community Financial's payment of dividends to its shareholders are dividends to Community Financial from its banking affiliate, The Bank of Nashville. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and Community Financial may pay. Under the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment:

     *    the ratio of Tier 1 capital to adjusted total assets is less than 6%;

     * the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

     * its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

         In general, the approval of the Alabama Banking Department, Florida Banking Department and Tennessee Department of Financial Institutions is required if the total of all dividends declared by an Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's retained net income for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank, like The Bank of Nashville, that is a member of the Federal Reserve System and sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

         Some of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

         Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out at least one-third of prior year's earnings in cash dividends to its shareholders. Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $162.6 million during 2002 without obtaining regulatory approval.

Capital Requirements

         Synovus and Community Financial are required to comply with the capital adequacy standards established by the Federal Reserve Board and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 Capital. The Federal Reserve Board also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 Capital consisting of certain short term subordinated debt. In addition, the Federal Reserve Board has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

         The Federal Reserve Board has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than- minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve Board of any specific minimum leverage ratio applicable to it.

         At March 31, 2002, Synovus' total capital ratio was 12.96%, its Tier 1 Capital ratio was 11.79% and its Tier 1 leverage ratio was 10.82%. Assuming the merger had been consummated on March 31, 2002, the total capital ratio of Synovus would have been 12.90%, its Tier 1 Capital ratio would have been 11.73% and its Tier 1 leverage ratio would have been 10.72%. Each of these ratios exceeds the current requirements under the Federal Reserve Board's capital guidelines.

         At March 31, 2002, Community Financial's total capital ratio was 10.93%, its Tier 1 Capital ratio was 9.68% and its Tier 1 leverage ratio was 7.70%. Each of these ratios exceeds the current requirements under the Federal Reserve Board's capital guidelines.

         Each of Synovus' and Community Financial's banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of March 31, 2002.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action" below.

Commitments to Subsidiary Banks

         Under the Federal Reserve Board's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

         In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

         The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

     * Well Capitalized - an institution that has a total capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

     * Adequately Capitalized - an institution that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

     * Undercapitalized - an institution that has a total capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

     * Significantly Undercapitalized - an institution that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

     * Critically Undercapitalized - an institution whose tangible equity is not greater than 2% of total tangible assets.

         The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines
(1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.

         The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

         The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. See "Prompt Corrective Action" above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

         Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Gramm-Leach-Bliley Act

         On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.

         In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.

                                  LEGAL MATTERS

         The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this document, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

                                     EXPERTS

Synovus

         The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 incorporated in this document by reference to Synovus' Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

Community Financial

         The consolidated financial statements of Community Financial Group, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 incorporated in this document by reference to Community Financial's Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

         Community Financial's board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         Synovus' 2003 annual meeting of shareholders will be held in April 2003. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2003 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 15, 2002 to consider it for inclusion in the proxy statement for the 2003 annual meeting of shareholders.

         If the merger is not consummated, Community Financial's 2003 annual meeting of shareholders will be held in May 2003. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2003 annual meeting of shareholders should submit the proposal in writing to the Secretary, Community Financial Group, Inc., 401 Church Street, Suite 200,

Nashville, Tennessee 37219. Community Financial must receive a proposal by November 21, 2002 to consider it for inclusion in the proxy statement for the 2003 annual meeting of shareholders.


                       WHERE YOU CAN FIND MORE INFORMATION

         Synovus and Community Financial file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus and Community Financial file with the SEC at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549, 233 Broadway, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60601-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE for Synovus, and Nasdaq, for Community Financial.

         Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to Community Financial shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this document does not contain all the information you can find in Synovus' registration statement or the exhibits to that registration statement.

         The SEC allows Synovus and Community Financial to "incorporate by reference" information into this document, which means that Synovus and Community Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

         This document incorporates by reference the documents set forth below that Synovus and Community Financial have previously filed with the SEC. These documents contain important information about Synovus and Community Financial and their businesses.

                     Synovus SEC Filings (File No. 1-10312)

     (1) Synovus' Annual Report on Form 10-K for the year ended December 31, 2001, as amended on April 10, 2002;

     (2) Synovus' Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     (3) Synovus' Current Reports on Form 8-K dated January 16, 2002 and April 15, 2002;

     (4) the description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

     (5) the description of the shareholder rights plan of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

              Community Financial SEC Filings (File No. 000-28496)

     (1) Community Financial's Annual Report on Form 10-K for the year ended December 31, 2001;

     (2) Community Financial's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     (3) Community Financial's Current Report on Form 8-K dated April 30, 2002; and

     (4) the description of Community Financial common stock contained in Community Financial's Registration Statement No. 333-24309 on Form S-2 filed with the SEC on April 1, 1997.

         Synovus and Community Financial also incorporate by reference additional documents that may be filed with the SEC between the date of this document and the consummation of the merger or termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Synovus has supplied all information contained or incorporated by reference in this document relating to Synovus and Community Financial has supplied all information contained or incorporated by reference in this document relating to Community Financial.

         You can obtain any of the documents incorporated by reference from the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Synovus Financial Corp.                        Community Financial Group, Inc.
901 Front Avenue, Suite 301                    401 Church Street
Columbus, Georgia 31901                        Suite 200
Attn:  G. Sanders Griffith, III                Nashville, Tennessee  37219
Senior Executive Vice President,               Attn:  Attilio F. Galli
General Counsel & Secretary                    Chief Financial Officer
Telephone:  (706) 649-2267                     Telephone:  (615) 271-2010

         If you would like to request documents, please do so by ________, 2002 to receive them before the Community Financial special meeting.

         You should rely only on the information contained or incorporated by reference in this document. Synovus and Community Financial have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated __________, 2002. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

         Each company makes forward-looking statements in this document, and in our public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:

     * our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     * costs or difficulties relating to the integration of Community Financial may be greater than expected;

     *    we lose more deposits, customers, or business than we expect;

     *    competition in the banking industry increases significantly;

     * our integration costs are higher than we expect or our operating costs after the merger are greater than we expect;

     *    the merger does not generate the synergies we expect;

     * technological changes and systems integration are harder to make or more expensive than we expect;

     *    changes in the interest rate environment reduce our margins;

     *    general economic or business conditions are worse than we expect;

     * legislative or regulatory changes occur which adversely affect our business;

     *    changes occur in business conditions and inflation; and

     *    changes occur in the securities markets.

         Management of each of Synovus and Community Financial believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus' and Community Financial's ability to control or predict.

                         PRO FORMA FINANCIAL INFORMATION

         Pro forma financial information reflecting the acquisition of Community Financial by Synvous is not presented in this document since the pro forma effect is not significant.



acq\nashville\s-4.doc

                                  Appendix "A"

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of the 29th day of April, 2002 (the "Plan" or the "Agreement") by and between SYNOVUS FINANCIAL CORP. ("Synovus") and COMMUNITY FINANCIAL GROUP, INC. ("CFGI").

                                    RECITALS:

         A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of March 31, 2002, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 295,426,952 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof. Each subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

         B. CFGI. CFGI has been duly incorporated and is an existing corporation in good standing under the laws of Tennessee, with its principal executive offices located in Nashville, Tennessee. As of March 31, 2002, CFGI had 50,000,000 authorized shares of common stock, par value $6.00 per share ("CFGI Common Stock"), of which 3,078,710 shares are outstanding as of the date hereof. All of the issued and outstanding shares of CFGI Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and, in most circumstances, have preemptive rights. CFGI has one wholly-owned banking Subsidiary, The Bank of Nashville. The Bank of Nashville also engages in title agency, leasing and certain investment portfolio activities through five Subsidiaries. The Bank of Nashville is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

         C. Rights, Etc. Neither Synovus nor CFGI has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (other than, in the case of CFGI, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except as described in filings made with the Securities and Exchange Commission ("SEC") by Synovus and CFGI ("Public Filings") or except as otherwise disclosed in the letter referred to in Article III below.

         D. Board Approvals. The respective Boards of Directors of Synovus and CFGI have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of CFGI, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

         E. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and CFGI adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                  I. THE MERGER

         (A) Structure of the Merger. On the Effective Date (as defined in
Article VII), CFGI will merge (the "Merger") with and into Synovus, with Synovus being the surviving corporation (the "Surviving Corporation") under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code ("Georgia Act") and the Tennessee Business Corporation Act ("Tennessee Act"). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

         (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of CFGI Common Stock issued and outstanding on the Effective Date shall be converted into and exchanged for the number of shares of Synovus Common Stock determined by (i) dividing $26.00 by $26.83, or (ii) if the average closing price of Synovus Common Stock during the fifteen (15) trading days immediately prior to the Effective Date exceeds $26.83, then dividing $ 26.00 by the lesser of (a) such average closing price of Synovus Common Stock during the fifteen
(15) days immediately prior to the Effective Date or (b) $ 30.25 ("Per Share Exchange Ratio"). As of the Effective Date, each share of CFGI Common Stock held as treasury stock of CFGI shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

         No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of CFGI Common Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common

Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the fifth business day immediately preceding the Effective Date of the Merger.

         Each shareholder of CFGI Common Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on April 29, 2002 in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide CFGI with certified copies of such resolutions prior to the Effective Date.

         The shares of the Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

         In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

         The shareholders of CFGI Common Stock shall not be entitled to rights of dissent and appraisal in connection with the Merger pursuant to the Tennessee Act.

         (C) Procedures. Certificates which represent shares of CFGI Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.

         As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of CFGI Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the CFGI Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Paragraph I(B) hereof and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the

Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of CFGI of shares of CFGI Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to CFGI, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of Article I and in accordance with the procedures set forth in this Paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Paragraph B, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or CFGI with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

         After the Effective Date, holders of CFGI Common Stock shall cease to be, and shall have no rights as, stockholders of CFGI, other than to receive shares of Synovus Common Stock into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until 90 days after the Effective Date, former shareholders of record of CFGI shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective CFGI Common Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.

         Notwithstanding the foregoing, neither Synovus nor CFGI nor any other person shall be liable to any former holder of shares of CFGI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (D) Options. On the Effective Date, each option granted by CFGI to purchase shares of CFGI Common Stock, which is outstanding and unexercised immediately prior thereto, shall be converted automatically into an option to purchase shares of Synovus Common Stock in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

                  (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of CFGI Common Stock subject to the original option multiplied by the Per Share Exchange Ratio provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                  (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of CFGI Common Stock under the original option divided by the Per Share Exchange Ratio provided that such exercise price shall be rounded up to the nearest cent.

         The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

         Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase CFGI Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase CFGI Common Stock shall be granted.

                           II. ACTIONS PENDING MERGER

         (A) CFGI covenants to Synovus that CFGI and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of CFGI Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of CFGI Common Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of CFGI other than normal and customary quarterly cash dividends in accordance with past practices; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of CFGI or its Subsidiaries; (4) effect a split or reclassification of the capital stock of CFGI or its Subsidiaries or a recapitalization of CFGI or its Subsidiaries; (5) amend the articles of incorporation, charter or by-laws of CFGI or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by CFGI or its Subsidiaries to any employee and other than normal, annual salary increases to be made with regard to the employees of CFGI or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of CFGI or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of CFGI or its Subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of their banking business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and CFGI shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

         (B) Synovus covenants to CFGI that without the prior written consent of CFGI, which consent will not be unreasonably withheld, Synovus will not: (1) declare, set aside or pay any cash dividend on its Common Stock other than normal and customary quarterly cash dividends in accordance with Synovus' current Dividend Policy; or (2) take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

                       III. REPRESENTATIONS AND WARRANTIES

         Synovus hereby represents and warrants to CFGI, and CFGI represents and warrants to Synovus, that, except as previously disclosed in a letter of Synovus or CFGI, respectively, of even date herewith delivered to the other party:

         (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V, hereof;

         (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. ss.55 in the case of a national bank subsidiary) non-assessable, and, except with respect to shares of capital stock of CFGI, subject to no preemptive rights of current or past shareholders;

         (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not as a whole have an adverse effect on the business, results of operations or financial condition of it or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole ("Material Adverse Effect") provided that "Material Adverse Effect" shall not be deemed to include: (1) the impact of changes in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes in generally accepted accounting principles applicable to banks and their holding companies) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) the shares of capital stock of each of its Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;

         (E) subject, in the case of CFGI, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders and required regulatory approvals, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles involving specific performance or injunctive relief;

         (F) the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of CFGI, both of which are referred to in Paragraph (A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) since December 31, 2000, CFGI and Synovus have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the "SEC Reports,") each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended ("Securities Act"), the

Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

         (H) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2001 or disclosed in the notes thereto;

         (I) there has not been the occurrence of one or more events, conditions, actions or states of facts which, either individually or in the aggregate, have caused a Material Adverse Effect with respect to it since December 31, 2001;

         (J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis. To the best of its knowledge, it is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

         (K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

         (L) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

         (M) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a "multi-employer plan", as defined in
Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

         (N) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

         (P) its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2001 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

         (Q) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

         (R) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

         (S) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

         (T) other than services provided by McDonald Investments, Inc., which has been retained by CFGI and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

         (U) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of CFGI in the Merger (the "Registration Statement"); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with CFGI's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (V) for purposes of this section, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or CFGI as applicable, or any of their respective Subsidiaries.

                  (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

         (W) in the case of CFGI, all securities issued by it (or any other person), convertible into CFGI Common Stock shall, as a result and upon consummation of the Merger, be convertible only into Synovus Common Stock.

                                  IV. COVENANTS

         Synovus hereby covenants to CFGI, and CFGI hereby covenants to Synovus, that:

         (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

         (B) in the case of CFGI, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and by-laws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing by its counsel that to do so would constitute a breach of its fiduciary duties); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

         (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

         (D) Synovus will advise CFGI, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

         (F) subject to its disclosure obligations imposed by law, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

         (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan. Any nonpublic information regarding either party shall be held subject to the terms of those certain letter agreements between Synovus and CFGI dated February 1, 2002 and March 21, 2002;

         (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

         (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Georgia Department of Banking and Finance ("Georgia Department") and the Tennessee Department of Financial Institutions ("Tennessee Department"), and to such other regulatory agencies as required by law;

         (J) it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

         (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

         (L) following the Effective Date, Synovus shall continue to provide generally to officers and employees of CFGI and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, "Employee Benefits"), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by CFGI and its Subsidiaries. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of CFGI and its Subsidiaries Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. CFGI agrees to terminate its Associates Stock Purchase Plan as of the Effective Date. With respect to Employee Benefits maintained by Synovus in which CFGI participates after the Effective Date, Synovus agrees: (1) to treat service by CFGI employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of CFGI upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of Section 5000(b)(i) of the Code;

         (M) it shall promptly furnish the other party with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger;

         (N) CFGI shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the CFGI shareholders' meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of CFGI Common Stock held by such "affiliate" except as contemplated by this Agreement, and will not sell pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of CFGI will bear an appropriate legend reflecting the foregoing;

         (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

         (P) in the case of Synovus, it shall take no action which would cause the shareholders of CFGI to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(8) of Article V;

         (Q) CFGI shall coordinate with Synovus the declaration of any dividends in respect of CFGI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CFGI Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of CFGI Common Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;

         (R) CFGI will, within 60 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the banking facilities currently owned by CFGI upon which CFGI is conducting a banking business, which assessment shall meet the standards of ASTM E1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E 1528 for the properties that CFGI leases, and in addition, CFGI agrees to conduct a phase one assessment of the leased properties if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the phase one assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of these reports, Synovus shall notify CFGI in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on CFGI. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on CFGI, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given CFGI good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

         (S) prior to the Effective Date, CFGI shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by CFGI to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;

         (T)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, for a period of four years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from CFGI and its Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia law and by CFGI's and its Subsidiaries' Articles of

Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

              (2) Any Indemnified Party wishing to claim indemnification under Paragraph (T)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless, in the written opinion of counsel for the Indemnified Parties, there exist conflicts of interest which would prevent the same counsel from representing all Indemnified Parties, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law;

         (U) prior to the Effective Date, CFGI will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law; and

         (V) at the request of Synovus, CFGI and The Bank of Nashville shall immediately prior to the Effective Date establish and take such reserves and accruals as Synovus reasonably shall request to conform The Bank of Nashville's loan, accrual, reserve and other accounting policies to the policies of Synovus, provided however, such requested conforming adjustment shall not be taken into account in determining whether an event or events have had a Material Adverse Effect on CFGI.

                          V. CONDITIONS TO CONSUMMATION

         (A) The respective obligations of Synovus and of CFGI to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

                  (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of CFGI in accordance with applicable law and CFGI shall have furnished to Synovus certified copies of resolutions duly adopted by CFGI's shareholders evidencing the same;

                  (2) the procurement by Synovus and CFGI of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and by the Tennessee Department;

                  (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and
(A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or CFGI;

                  (4) the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the Plan;

                  (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

                  (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

                  (8) each party shall have received an opinion ("Tax Opinion") from KPMG LLP, certified public accountants ("KPMG"), updated as of the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or CFGI as a result of the Merger; and (ii) no gain or loss will be recognized by the shareholders of CFGI who exchange their shares of CFGI Common Stock solely for shares of Synovus Common Stock pursuant to the Merger; and

                  (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chairman of the Board and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph
(A)(8) of this Article V.

         (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) each of the representations, warranties and covenants contained herein of CFGI shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Synovus shall have received a certificate signed by the Chief Executive Officer of CFGI, dated the Effective Date, to such effect;

                  (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either CFGI or its
Subsidiaries: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect on, or which may be foreseen to have Material Adverse Effect on, either CFGI or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

                  (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of CFGI which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on CFGI;

                  (4) J. Hunter Atkins shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Atkins which will become effective as of the Effective Date;

                  (5) on the Effective Date, The Bank of Nashville will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

                  (6) on the Effective Date, CFGI will have a loan loss reserve of at least 1.50% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

                  (7) CFGI shall have delivered to Synovus the environmental reports referenced in Paragraph (R) of Article IV;

                  (8) each of the officers and directors of CFGI shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against CFGI other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer; and

                  (9) there shall have been no determination by Synovus that any fact, event or condition exists or has occurred that, in the reasonable judgment of Synovus, would render the Merger impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

         (C) The obligation of CFGI to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1) each of the representations, warranties and covenants contained herein of Synovus shall be true on, or complied with by, the Effective Date in all material respects as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and CFGI shall have received a certificate signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect;

                  (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the

NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted resolutions granting shareholders of CFGI Common Stock ten votes per share;

                  (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of CFGI, would have a Material Adverse Effect on, or which may be foreseen to have a Material Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

                  (4) CFGI shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of CFGI, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of CFGI, has or will have a Material Adverse Effect on Synovus;

                  (5) CFGI shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;

                  (6) CFGI shall have received from McDonald Investments, Inc. a letter to the effect that, in the opinion of such firm, the Per Share Exchange Ratio is fair, from a financial point of view, to the holders of CFGI Common Stock; and

                  (7) there shall have been no determination by CFGI that any fact, event or condition exists or has occurred that, in the reasonable judgment of CFGI, would render the Merger impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

                                 VI. TERMINATION

         A. The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of CFGI:

                  (1) by the mutual consent of Synovus and CFGI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (2) by Synovus or CFGI if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in
Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

                  (3) by Synovus or CFGI if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by October 31, 2002 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

                  (4) by CFGI, if the closing price of Synovus Common Stock on the NYSE decreases by more than 15% from $26.83 and such decrease as measured from April 26, 2002 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., SouthTrust Corporation, First Tennessee National Corporation, AmSouth Bancorporation, Wachovia Corporation, Compass Bancshares, Inc., First Virginia Banks, Inc., Hibernia Corporation, The Colonial BancGroup, Inc., Regions Financial Corporation and Union Planters Corporation, on any date of determination, including the Effective Date, by more than 15 percentage points. Synovus shall perform such calculation on a monthly basis and notify CFGI of any such change and CFGI shall thereafter have five business days in which to make a determination to terminate this Agreement; and

                  (5) by Synovus, if the closing price of Synovus Common Stock on the NYSE exceeds $30.25 by 15% or more and such percentage increase over $30.25, as measured from the first date the closing price of Synovus Common Stock on the NYSE exceeds $30.25, exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., SouthTrust Corporation, First Tennessee National Corporation, AmSouth Bancorporation, Wachovia Corporation, Compass Bancshares, Inc., First Virginia Banks, Inc., Hibernia Corporation, The Colonial BancGroup, Inc., Regions Financial Corporation and Union Planters Corporation, on any date of determination, including the Effective Date, by more than 15 percentage points. Synovus shall perform such calculation on a monthly basis and notify CFGI of any such change and CFGI shall thereafter have five business days in which to make a determination to terminate this Agreement.

         B. In the event of the termination and abandonment of this Agreement pursuant to Article VI(A) of this Agreement, this Agreement shall become void and have no effect, except as set forth in Paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) CFGI shall be entitled to a cash payment from Synovus for CFGI's reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to (i) the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; or (ii) withdrawal of the fairness opinion of McDonald Investments Inc., other than a withdrawal due to materially inaccurate or fraudulent information having been provided by CFGI to McDonald Investments, Inc.; and (2) Synovus shall be entitled to a cash payment from CFGI for Synovus' reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by CFGI to satisfy any of its representations, warranties or covenants set forth herein.

                               VII. EFFECTIVE DATE

         The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and the Secretary of State of Tennessee approving the Merger.

                               VIII. OTHER MATTERS

         (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (R) of Article III, and Paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of Article IV, Paragraph (B) of Article VI and Paragraphs (E) and (F) of this Article shall survive such termination.

         (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

         (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

         (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

         (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

         (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 301, 901 Front Avenue, Columbus, Georgia 31901 (Fax Number 706/649-2342), with a copy to Ms. Kathleen Moates at the same address.

         If to CFGI, to Mr. J. Hunter Atkins, Chief Executive Officer of CFGI, 401 Church Street, Nashville, Tennessee 37219 (Fax Number 615-271-2149), with a copy to Mary Neil Price, Miller & Martin, LLP, 1200 One Nashville Place, 150 4th Avenue North, Nashville, Tennessee 37219.

         (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

         (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

         In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                    SYNOVUS FINANCIAL CORP.

                               By: /s/Thomas J. Prescott
                                 ---------------------------------------------

                                     Title: EVP & CFO
                                           -----------------------------------


                               Attest: /s/Kathy Moates
                                    ------------------------------------------

                               Title: Assistant Secretary
                                     -----------------------------------


                                   COMMUNITY FINANCIAL GROUP, INC.

                               BY: /s/J. Hunter Atkins
                                   -------------------------------------------

                               Title: CEO/President
                                     -----------------------------------


                               Attest: /s/Malinda White
                                     -----------------------------------------

                               Title: Corporate Secretary
                                     -----------------------------------

acq\Nashville\CFGIMERGER.doc

                                  Appendix "B"

                               TRIDENT SECURITIES
                    A DIVISION OF MCDONALD INVESTMENTS INC.
                               INVESTMENT BANKING

                            THE PINNACLE, SUITE 650
                            3455 PEACHTREE ROAD, NE
                             ATLANTA, GEORGIA 30325
                            TELEPHONE (404)495-2011
                            FACSIMILE (404)495-2008






                                 April 29, 2002


Board of Directors
Community Financial Group, Inc.
401 Church Street
Nashville, TN 37219

Members of the Board:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, par value of $6.00 per share ("Common Stock"), of Community Financial Group, Inc. ("CFGI"), of the Consideration, as set forth in the Agreement and Plan of Reorganization dated as of April 29, 2002 (the "Agreement"), between CFGI and Synovus Corporation ("Synovus").

         The Agreement provides for the merger (the "Merger") of CFGI with and into Synovus. Pursuant to the Agreement, at the Effective Time (as defined in the Agreement) each outstanding share of CFGI Common Stock will be converted into the right to receive shares of common stock, par value of $1.00 per share, of Synovus ("Synovus Common Stock"), equal to $26 per share ("the Price") if the average closing price for shares of Synovus Common Stock is between $26.83 and $30.25 for the 15 trading days prior to closing of the transaction ("Pricing Period"). If the average closing price for shares of Synovus Common Stock in the Pricing Period is equal to greater than $30.25, then each outstanding share of CFGI Common Stock will be converted into a right to receive 0.86 shares of Synovus Common Stock. If the average closing price for shares of Synovus Common Stock in the Pricing Period is equal to or less than $26.83, then each outstanding share of CFGI will be converted into a right to receive .969 shares of Synovus Common Stock. The fixed exchange ratios of .969 and .860 shall be defined as the "Exchange Ratio Collar". The Price and the Exchange Ratio Collar are collectively "the Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

         Trident Securities, a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Board of Directors
April 29, 2002
Page 2


         We have acted as CFGI's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

(i) Reviewed CFGI's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2001, December 31, 2000 and December 31, 1999, including the audited financial statements contained therein;

(ii) Reviewed Synovus's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2001, December 31, 2000 and December 31, 1999, including the audited financial statements contained therein;

(iii) Reviewed certain other information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of CFGI and Synovus provided to us or publicly available;

(iv) Participated in meetings and telephone conferences with members of senior management of CFGI and Synovus concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

(v) Reviewed certain stock market information for CFGI Common Stock and Synovus Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

(vi) Compared the results of operations and financial condition of CFGI and Synovus with that of certain companies which we deemed to be relevant for purposes of this opinion;

(vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

(viii)            Reviewed the Agreement and certain related documents; and

(ix) Performed such other reviews and analyses as we have deemed appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information

Board of Directors
April 29, 2002
Page 3


reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of CFGI and Synovus contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either CFGI or Synovus, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, properties or facilities or any of the liabilities of either CFGI or Synovus. With respect to financial forecasts used in our analysis, we have assumed that such forecasts reflect the best currently available estimates and judgements of the management of CFGI and Synovus, as to the future performance of CFGI, Synovus, and CFGI and Synovus combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of CFGI Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to CFGI and for rendering this opinion, a substantial portion of which is contingent upon closing of the Merger.

         In the ordinary course of business, we may actively trade securities of CFGI and Synovus for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to be received by the holders of CFGI Common Stock, and does not address the underlying business decision of CFGI's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any other terms of the Merger, and does not constitute a recommendation to any CFGI shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of CFGI Common Stock or Synovus Common Stock may be at the Effective Time of the Merger or as to the prospects of CFGI's business or Synovus's business.

         This opinion is directed to the Board of Directors of CFGI and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement/prospectus to be mailed to the holders of CFGI Common Stock in

Board of Directors
April 29, 2002
Page 4



connection with the Merger, provided that this opinion will be reproduced in such proxy statement/prospectus in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement/prospectus, will be in form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to the holders of CFGI Common Stock from a financial point of view.


                                Very truly yours,

                                /s/Trident Securities

                                TRIDENT SECURITIES
                                A Division of McDonald
                                Investments Inc.


                                  APPENDIX "C"

KPMG[LOGO]

          Financial Center, Suite 1200                 Telephone 205 324 2495
          Birmingham, AL 35203                         Fax 205 324 3084





June 11, 2002

Board of Directors
Synovus Financial Corp.
901 Front Avenue
Suite 301
Columbus, GA  31901

Board of Directors
Community Financial Group, Inc.
401 Church Street
Suite 200
Nashville, TN  37219

Gentlemen:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal income tax consequences resulting from the proposed transaction. In the proposed transaction, Community Financial Group, Inc. (the "Company"), a bank holding company, will merge with and into Synovus Financial Corp. (the "Buyer"), a bank holding company (the "Merger"), whereupon the separate existence of Company will cease. Company shareholders will, automatically and without any action on the part of the holder, receive Buyer Common Stock, as described in the Merger Agreement.

You have submitted for our consideration:

*    certain representations as to the proposed transactions;
* a copy of the Agreement and Plan of Merger, dated April 29, 2002 (the "Merger Agreement"); and,
* a copy of the Form 10-Q Quarterly Report filed with the Securities and Exchange Commission ("SEC") on May 15, 2002 (the Merger Agreement and the Form 10-Q collectively being the "Documents").

We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the description of the steps in the Documents.

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 2


                            Facts and Representations

Buyer is a registered bank holding company organized under the laws of the State of Georgia. Buyer's authorized capital stock consists of one class. It has authorized 600,000,000 shares of Common Stock, $1.00 par value, of which 295,426,952 shares were outstanding at March 31, 2002 (the "Buyer Common Stock").

Company is a registered bank holding company organized under the laws of the State of Tennessee. Its authorized capital stock consists of one class. It has authorized 50,000,000 shares of Common Stock, $6.00 par value per share, of which 3,078,710 shares were issued and outstanding at March 31, 2002 (the "Company Common Stock").

For valid corporate business purposes, pursuant to the Merger Agreement and on the Effective Date (as that term is defined in the Merger Agreement), Company will merge with and into Buyer, with Buyer as the surviving entity. The Merger Agreement provides that automatically and without any action on the part of the holder, each share of the Company Common Stock issued and outstanding on the Effective Date (as defined in the Merger Agreement) shall be converted into and exchanged for between .860 and .969 shares of Buyer Common Stock.

No fractional shares of Buyer Common Stock will be issued in connection with the Merger. Instead, each Company shareholder who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock shall receive cash (without interest) in an amount equal to the fraction of a share of Buyer Common Stock that otherwise would be received in the Merger, multiplied by the closing price of one share of Buyer Common Stock on the New York Stock Exchange ("NYSE") on the fifth business day immediately preceding the Effective Date of the Merger.

Effective April 27, 1999, the Board of Directors of Buyer adopted a plan that provides the common shareholders of Buyer with Common Stock Purchase Rights ("poison pill rights"), i.e. rights to acquire the stock of Buyer or its successor. Under the terms of the plan, holders of Buyer Common Stock received a poison pill right for each share of Buyer Common Stock held by them. A shareholder's ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 10% or more, of Buyer Common Stock by a corporation or individual (the "acquiring person") without the approval of Buyer's Board of Directors.

In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Buyer, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 3


more of the outstanding common stock of Buyer, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Buyer, for 15% or more of the outstanding shares of Buyer Common Stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. In addition, Buyer may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 5, 2009.

Once they become exercisable, the poison pill rights entitle the holder to purchase from Buyer one share of common stock. No fractional shares of common stock will be issued upon exercise of a poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

If, after the rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Buyer or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15% or more of the outstanding stock of Buyer, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Buyer. A "flip-over" event is either (1) a merger or other business combination in which Buyer is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Buyer and its subsidiaries (taken as a whole) in one or a series of transactions.

In the event that, subsequent to the Merger Agreement but prior to the Effective Date, the outstanding shares of Buyer Common Stock shall have increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Buyer's capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio so to prevent the dilutive effect of such transaction on a percentage of ownership basis.

Company shareholders will not be entitled to rights of dissent and appraisal in connection with the Merger pursuant to the Tennessee Act.

The Merger has been approved by the Boards of Directors of Company and Buyer and is subject to the receipt of regulatory approval from appropriate parties, including the Board of Governors of the Federal Reserve System, the Georgia Department, and by the Tennessee Department.

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 4


In addition to the foregoing statement of facts, the following representations have been made by Buyer and/or Company, as applicable, to KPMG in connection with the Merger. KPMG has not independently verified the completeness and accuracy of any of the following representations. KPMG is relying on these representations in rendering the opinion contained herein.

With Respect to the Merger

(a) The fair market value of Buyer Common Stock and other consideration, if any, received by each shareholder of Company will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange.

(b) Neither Buyer, Company, nor any subsidiary or related person has any plan or intention to reacquire any of Buyer shares issued in the Merger or to acquire any share of Company prior to the Merger. Company is not aware of any plan or intention on the part of the Company shareholders to sell Company Common Stock to any person related to Company or Buyer prior to the transaction. In addition, Company does not intend to redeem or declare an extraordinary dividend with respect to the Company Common Stock prior to the transaction.

       For purposes of this representation, two persons are "related" if the persons are corporations and either immediately before or immediately after a transaction are members of the same "affiliated group." "Affiliated group" for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent company through ownership chains comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation's shares. In addition, "related person" includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation or, (b) when a person in control of each of two corporations sells shares of one controlled corporation to the other corporation. For these purposes, "control" means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions which attribute ownership between corporations and their five-percent or more shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 5


       acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner's interest in the partnership.

(c) Buyer has no plan or intention to sell or otherwise dispose of any of the assets of Company acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C). (Unless otherwise stated, all "Section" and "Treas. Reg." references herein are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.)

(d) The liabilities of Company assumed by Buyer and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business.

(e) Following the Merger, Buyer will continue the historical business of Company or use a significant portion of the historic business assets of Company in a business.

(f) Buyer, Company, and the shareholders of Company will pay their respective expenses, if any, incurred in connection with the Merger.

(g) No inter-corporate indebtedness exists between Buyer and Company that was issued, acquired, or will be settled at a discount.

(h)    No two parties to the Merger are investment companies as defined in
       Section 368(a)(2)(F)(iii) and (iv).

(i) On the date of the Merger, the fair market value of the assets of Company transferred to Buyer will equal or exceed the sum of the liabilities assumed by Buyer, plus the amount of liabilities, if any, to which the transferred assets are subject.

(j)    No event has occurred which made the poison pill rights exercisable.

(k) Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(l) None of the compensation received by any shareholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Buyer Common Stock received by any shareholder-employee of Company will be separate consideration for, or allocable to, any employment agreement (with exception of the 15,000 options that will be

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 6

       received by the president) and the compensation paid to any shareholder-employees of Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(m) The distribution of cash proceeds to Company shareholders in lieu of fractional shares of Buyer will be made solely for the purpose of avoiding the expense and inconvenience to Buyer of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to Company shareholders instead of issuing fractional shares of Buyer will not exceed one percent of the total consideration that will be issued in the transaction to Company shareholders in exchange for their shares of Company. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Buyer Common Stock.

(n) Buyer Common Stock issued pursuant to the Merger will represent at least 40% of the value of the consideration received by Company shareholders (including cash in lieu of fractional shares). This representation is true even if the poison pill rights are not treated as part of the Buyer Company Common Stock, but rather as other property.

(o) On both April 27, 1999 and the Effective Date, the exercise of the poison pill rights is remote and speculative.

(a) The Merger is intended to qualify as a statutory merger under Tennessee law.


                                   Discussion

Classification as a Reorganization

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia. Treasury Regulation Section 1.368-2(b).

Requisite to all reorganizations under Section 368(a)(1) are a (1) valid business purpose; (2) continuity of the business enterprise under the modified corporate form; and (3) continuity of interest in the corporation surviving the merger. Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 7


of the properties of another. Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historical business or use a significant portion of the transferor corporation's historical business assets. Regulation Section 1.368-1(d)(2). This will be satisfied in this transaction as per representation "e" above.

The regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation Section 1.368-1(b) is satisfied if:

      There is continuing interest through stock ownership in the acquiring or transferee corporation...on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation...which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferor corporation...which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent definitive test of the revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less that 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. The Supreme Court in John A. Nelson C. v. Helvering, 296 U.S. 374 (1935), 36-1 U.S.T.C. para 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 8


in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B.
62. This requirement should be met in this transaction per representation "n", above.

The merger of Company with and into Buyer will constitute a reorganization within the meaning of Section 368(a)(1)(A) provided that (1) the merger of Company with and into Buyer qualifies as a statutory merger under the applicable federal and state laws and is undertaken for a valid business purpose as stated in the above facts; (2) after the transaction Buyer continues the historical business of Company; and (3) Company shareholders exchange for Buyer Common Stock an amount of the Company Common Stock meeting the continuity of shareholder interest test. Buyer and Company will each be "a party to a reorganization" within the meaning of Section 368(b). As discussed above, each of the foregoing will be satisfied in this transaction.

Federal Income Tax Consequences to Exchanging Shareholders

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that, if money or other property is received in an exchange to which Section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend,
Section 356(a)(2). No loss will be recognized on the exchange, Section 356(c). The payment of cash in lieu of fractional share interests of Buyer Common Stock will be treated as if the fractional share interests of Buyer Common Stock were distributed as part of the Merger to the Company shareholder and then redeemed by Buyer. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed.
Section 302(a), Rev. Rul. 66-365, 1966-2 C.B.116 and Rev. Proc. 77-41, 1977-2
C.B. 574. The tax basis these Company common shareholders will have in their newly received Buyer Common Stock (including the fractional shares of Buyer Common Stock they are deemed to receive) will be the same as their tax basis in the Company Common Stock immediately prior to the merger under section 358(a), less the value of any other property received (not including the cash received in lieu of fractional shares), plus any gain (including gain treated as a dividend, but not gain associated with the fractional shares) that is recognized on the exchange. Section 358(a).

                                                             Board of Directors
                                                                  June 11, 2002
                                                                         Page 9


Based on the Merger's qualification under Section 368(a)(1)(A), the Company common shareholders will not recognize any gain or loss pursuant to Section 354(a)(1) on the receipt solely of Buyer Common Stock in exchange for their Company Common Stock. The tax basis which these Company common shareholders will have in their newly received Buyer Common Stock will be the same as their tax basis in the Company Common Stock immediately prior to the merger under Section 358(a), less any cash received in lieu of fractional shares, plus any gain recognized on the receipt of cash in lieu of fractional shares.

If the property received in an exchange (i.e., Buyer Common Stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

This tacking of the previous holding period applies only if the property exchanged (i.e., Company Common Stock) was a capital asset in the taxpayer's hands at the time of the exchange, Section 1223(1). The status of the property as capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her Company Common Stock is a capital asset, then each Company shareholder will be able to include his or her respective ownership period of the Company Common Stock in determining the holding period of the Buyer Common Stock received in the proposed transaction.

Poison Pill Rights

The shares of Buyer Common Stock to be issued to the Company shareholders entitle such shareholders to receive the poison pill rights which will become exercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from the Buyer Common Stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of the Buyer Common Stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.


                                                             Board of Directors
                                                                  June 11, 2002
                                                                        Page 10


The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, PLR 9040042, PLR 9120006, and PLR 199904013
(among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property which would give rise to current tax to the shareholders. The terms of the poison pill plan described in the ruling are comparable to the terms of the Buyer plan. This ruling is a published ruling, and therefore, may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.


                                    Opinions

Based solely on the Documents, the above Facts and Representations and subject to the Scope of the Opinions below, it is the opinion of KPMG that:

Federal Income Tax Consequences

                                                             Board of Directors
                                                                  June 11, 2002
                                                                        Page 11

(1) The Merger will constitute a reorganization within the meaning of Section 368(a).

(2) Company and Buyer will each be a party to the reorganization within the meaning of Section 368(b).

(3) No gain or loss will be recognized by Buyer upon the receipt of the assets of Company, a party to the reorganization, subject to its liabilities, in exchange for cash and its common stock in the Merger. Section 1032(a); Treas. Reg. Section 1.1032-1.

(4) No gain or loss will be recognized by U.S. shareholders of Company upon the receipt of solely Buyer Common Stock (including any fractional share interests which they are deemed to receive under opinion (8), below) in exchange for their shares of Company Common Stock. Section 354(a)(1).

(5) Based on the discussion above under Poison Pill Rights, it appears reasonable to conclude that the Buyer poison pill rights plan adopted April 27, 1999, should be treated as an attribute of the Buyer Common Stock, a right that is inseparable from other rights inherent in the stock and does not constitute other property received by the Company common shareholders in exchange for their Company Common Stock. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event that Service ultimately establishes that such poison pill rights constitute other property, then the Company shareholders, who realize gain on the exchange of their shares for Buyer Common Stock, will recognize such gain to the extent of the value of the poison pill rights received.

(6) The basis of a share of Buyer Common Stock received by a shareholder of Company (including any fractional share interests which they are deemed to receive under opinion (8), below) will be the same as the basis in the Company Common Stock surrendered in the exchange therefore decreased by the amount of money and value of other property (but not including cash received in lieu of fractional shares received and increased by the amount of any gain recognized (including gain treated as a dividend, but not gain associated with the fractional shares)). Section 358(a)(1).

(7) The holding period of a share of Buyer Common Stock received by a shareholder of Company (including any fractional share interests which they are deemed to receive under opinion (8), below) will include the shareholder's holding period of the Company Common Stock surrendered in exchange therefore, provided that the

                                                             Board of Directors
                                                                  June 11, 2002
                                                                        Page 12


     Company Common Stock is held as a capital asset in the hands of the shareholder of Company on the date of the Merger. Section 1223(1).

(8) The payment of cash in lieu of fractional share interests of Buyer Common Stock will be treated as if the fractional share interests of Buyer Common Stock were distributed as part of the Merger to the Company shareholder and then redeemed by Buyer. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

(9) No gain or loss will be recognized by Company upon the transfer of its assets, subject to its liabilities, to Buyer in the Merger. Sections 357(a) and 361(a). The deemed distribution of qualified property by Company to its shareholders will be nontaxable. Section 361(c). No gain will be recognized upon the distribution of any other consideration received from Buyer because such property will have a fair market value tax basis. Section 358(a)(2).

(10) The basis of the assets of Company in the hands of Buyer will be the same, in each instance, as the basis of such assets in the hands of Company immediately prior to the Merger. Section 362(b).

(11) The holding period of the assets of Company in the hands of Buyer will include, in each instance, the period during which such assets were held by Company immediately prior to the Merger. Section 1223(2).

(12) For purposes of Section 381, Buyer will be the acquiring corporation in the Merger. Treas. Reg. Section 1.381(a)-1(b)(2). Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384, and the regulations thereunder, Buyer will succeed to and take into account the items of Company described in Section 381(c). Section 381(a) and Treas. Reg. Section 1.381(a)-1.

Tennessee Corporate Excise (Income) Tax Consequences

It is our opinion that the State of Tennessee for income tax purposes will treat the Merger in the same manner as treated by the Internal Revenue Service for federal income tax purposes. Tenn. Code Ann.ss.67-4-2006(a).

                                                             Board of Directors
                                                                  June 11, 2002
                                                                        Page 13


In certain circumstances, Tennessee may apply a more stringent test in determining the availability of certain net operating losses and credits subsequent to a merger. Tenn. Code Ann.ss. 67-4-2006(c)(2),ss.
67-4-2006(c)(3),ss. 67-4-2009(7).


                              Scope of the Opinions

The opinions contained herein are based upon the facts, assumptions and representations set forth in this letter, as well as the information contained in the Documents. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions.

Our advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above.

In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the Tennessee Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification. These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Very truly yours,

KPMG LLP


/s/Thomas W. Avent, Jr.

Thomas W. Avent, Jr.
Partner-in-Charge, Southeast M&A Tax Practice


                                     PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

         Item 20. Indemnification of Directors and Officers

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of
Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with
Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

         Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

         In accordance with Article VIII of the Company's Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

         Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

         The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

         The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Item 21. Exhibits and Financial Statement Schedules

         The following Exhibits are filed as part of this Registration
Statement:

Exhibit No.                Description
-----------                -----------

     2 Agreement and Plan of Merger is attached as Appendix "A" to the Proxy Statement/Prospectus included in this Registration Statement.

     4.1 Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

     4.2 Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 4.2 of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 31, 2000 (File No. 333-38232).

     4.3 Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.'s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

     5 Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Merger.

     8 Tax opinion of KPMG LLP regarding the tax consequences of the Merger to shareholders of Community Financial Common Stock is attached as Appendix "C" to the Proxy Statement/Prospectus included in this Registration Statement.

     23.1 The consent of KPMG LLP re: Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

     23.2 The consent of KPMG LLP re: Consolidated Financial Statements of Community Financial Group, Inc. and Subsidiaries.

     23.3 The consent of KPMG LLP regarding its tax opinion filed as Appendix "C" to the Proxy Statement/Prospectus included in this Registration Statement.

     23.4 The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

     23.5 The consent of Trident Securities regarding its opinion as to the fairness of the exchange ratio to be received by Community Financial shareholders is contained in its opinion attached as Appendix "B" to the Proxy Statement/Prospectus included in the Registration Statement.

     24 Powers of Attorney contained on the signature pages of the Registration Statement.

     99.1 Form of Proxy

     99.2 Opinion of Trident Securities as to the fairness of the exchange ratio to be received by Community Financial's shareholders is attached as Appendix "B" to the Proxy Statement/Prospectus included in the Registration Statement.

         The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

         Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


acq\Nashville\PartII.doc

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 11th day of June, 2002.


                                SYNOVUS FINANCIAL CORP.
                                (Registrant)

                                By: /s/James H. Blanchard
                                   --------------------------------------------
                                   James H. Blanchard,
                                   Chairman of the Board and
                                   Principal Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Richard E. Anthony, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/William B. Turner                                Date: June 11, 2002
---------------------------------------
William B. Turner,
Director and Chairman of
the Executive Committee


/s/James H. Blanchard                               Date: June 11, 2002
---------------------------------------
James H. Blanchard,
Chairman of the Board and
Principal Executive Officer

/s/James D. Yancey                                  Date: June 11, 2002
---------------------------------------
James D. Yancey,
President and Director


/s/Richard E. Anthony                               Date: June 11, 2002
---------------------------------------
Richard E. Anthony,
Vice Chairman of the Board


/s/Walter M. Deriso, Jr.                            Date: June 11, 2002
---------------------------------------
Walter M. Deriso, Jr.,
Vice Chairman of the Board


/s/Elizabeth R. James                               Date: June 11, 2002
---------------------------------------
Elizabeth R. James,
Vice Chairman of the Board

/s/Thomas J. Prescott                               Date: June 11, 2002
---------------------------------------
Thomas J. Prescott,
Executive Vice President,
Principal Accounting and Financial Officer


                                                    Date: ________, 2002
---------------------------------------
Daniel P. Amos
Director


                                                    Date: ________, 2002
---------------------------------------
Joe E. Beverly,
Director


/s/Richard Y. Bradley                               Date: June 11, 2002
---------------------------------------
Richard Y. Bradley,
Director


                                                    Date: ________, 2002
---------------------------------------
C. Edward Floyd,
Director


/s/Gardiner W. Garrard, Jr.                         Date: June 11, 2002
---------------------------------------
Gardiner W. Garrard, Jr.,
Director


                                                    Date: ________, 2002
---------------------------------------
V. Nathaniel Hansford,
Director


                                                    Date: ________, 2002
---------------------------------------
John P. Illges, III,
Director


                                                    Date: ________, 2002
---------------------------------------
Alfred W. Jones III,
Director

/s/Mason H. Lampton                                 Date: June 11, 2002
---------------------------------------
Mason H. Lampton,
Director


                                                    Date: ________, 2002
---------------------------------------
Elizabeth C. Ogie,
Director


/s/H. Lynn Page                                     Date: June 11, 2002
---------------------------------------
H. Lynn Page,
Director


                                                    Date: ________, 2002
---------------------------------------
Melvin T. Stith,
Director



filings\snv\conf33.doc